As filed with the Securities and Exchange Commission on April 18, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIRXPANDERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	20-2555438
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3047 Orchard Parkway

San Jose, CA 95134

(650) 390-9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Francis P. Grillo

3047 Orchard Parkway

San Jose, CA 95134

 (650) 390-9000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark B. Weeks

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Rights to purchase Class A Common Stock A, par value $0.001 per share, issuable in the form of CHESS Depositary Instruments	$N/A (2)	$0
Class A Common Stock, par value $0.001 per share, issuable in the form of CHESS Depositary Instruments, upon exercise of rights	$15,000,000 (3)	$1,818.00
Total	$15,000,000	$1,818.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)

No separate consideration will be received for the rights to purchase shares of Class A Common Stock to be distributed to the owners of Class A Common Stock, as may be represented by CHESS Depositary Instruments (CDIs), on the record date.

(3)

Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued pursuant to this registration statement, based upon the purchase price of the CDIs and the exchange rate of $     per A$1.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

(NOT PART OF THE PROSPECTUS)

This registration statement relates to a proposed rights offering, and to the extent that not all rights are exercised, the oversubscription offer and shortfall offer, to be undertaken by AirXpanders, Inc., a Delaware corporation, ARBN 28 604 398 423 (AirXpanders), and covers shares to be issued pursuant to the rights offering, oversubscription offer and shortfall offer described below. The rights offering, oversubscription offer and shortfall offer are being made pursuant to a transaction specific prospectus for an offer of continuously quoted securities (as defined in the Corporations Act 2001 of the Commonwealth of Australia (Corporations Act).

AirXpander's Class A Common Stock (common stock) is listed for trading on the Australian Securities Exchange, or ASX, under the ticker “AXP”, in the form of CHESS Depositary Interests, or CDIs. CDIs are units of beneficial ownership in shares of common stock held by CHESS Depositary Nominees Pty Limited, or CDN, a wholly-owned subsidiary of ASX Limited, the company that operates the ASX. The CDIs entitle holders to dividends, if any, and other rights economically equivalent to shares of common stock on a 3-for-1 basis, including the right to attend stockholders’ meetings. The CDIs are also convertible at the option of the holders into shares of common stock on a 3-for-1 basis, such that for every three CDIs converted, a holder will receive one share of common stock. CDN, as the stockholder of record, will vote the underlying shares in accordance with the directions of the CDI holders.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus

SUBJECT TO COMPLETION, DATED APRIL 18, 2019

AIRXPANDERS, INC.

Rights Offering for Shares of Class A Common Stock represented by CHESS Depositary Interests (and associated oversubscription offer and shortfall offer)

We are distributing to you, holders of Class A Common Stock (common stock), as may be represented by CHESS Depositary Interests (CDIs), at no charge, a non-transferable right to purchase    new CDIs (New CDIs) for every    CDIs (or shares of common stock) you own of record at 7:00 p.m., Australian Eastern Standard Time, on     , 2019, at an issue price of A$       per CDI (representing A$      per share of common stock). Fractional entitlements to New CDIs have been rounded up to the nearest whole number of New CDIs. As of the date of this prospectus, there were         shares of common stock outstanding (equivalent to             CDIs). This offering (rights offering) is being made only to holders of our common stock or CDIs with a registered address in Australia or New Zealand. Minimum gross proceeds of A$ are necessary for us to close the rights offering. The estimated maximum net proceeds of the rights offering will be A$    (subject to the effects of the rounding of entitlements) if all of the CDIs offered are sold.

If you elect to exercise your rights in full, you may also elect to purchase additional New CDIs (Additional New CDIs), subject to availability and allocation (the oversubscription offer). If an insufficient number of Additional New CDIs are available to satisfy fully any oversubscription requests, then we intend to scale back applications for Additional New CDIs on a pro-rata basis.

Any New CDIs which remain after the allocations in the rights offering and oversubscription offer (Shortfall CDIs) will be available for purchase by investors for up to three (3) months after the close of the rights offering (the shortfall offer). The board of directors reserve the right to issue the Shortfall CDIs in their discretion.

The rights offering (including the oversubscription offer) closes at 5:00 p.m., Australia Eastern Standard time, on   , 2019, unless extended by us. The shortfall offer closes three (3) months after the rights offering closes. You should carefully consider whether to take up your rights prior to the expiration of the rights offering. The manner in which rights or oversubscription requests may be accepted is described in detail under the heading “The Rights Offering — Method of Purchase — Acceptance and Payment by Eligible Holders.” If you intend to take up your rights or take up your rights and apply for Additional New CDIs, you should be careful to comply with these procedures.

Investing in our securities involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 9, where we describe risks associated with the rights offering, before you make your investment decision.

Computershare Investor Services Pty Limited will hold the funds we receive from subscribers under the rights offering and oversubscription offer until we complete, abandon or terminate the rights offering.

Our board of directors reserves the right to terminate the rights offering for any reason any time before the completion of the rights offering. If we terminate the rights offering, all subscription payments received will be returned as soon as practicable, without interest or deduction.

Our common stock is listed on the Australian Securities Exchange, or ASX, under the ticker “AXP”, in the form of CDIs. The last reported sale price of our common stock on     , 2019 (Australia Eastern Standard time) was $0.     per share (based upon the price for a CDI of A$    and exchange rate of $    per A$1.00).

	Per CDI ($A)	Per Share (in USD)	Total (in USD)
Aggregate proceeds(1)	$	$	$
Compensation to advisor	$	$	$
Proceeds to AirXpanders(2)	$	$	$

(1)	Based on shares of common stock (or equivalent CDIs) expected to be issued under this U.S. Prospectus.
(2)	Before estimated offering expenses payable by us. In this prospectus, all references to $ means U.S. dollars and all references to A$ means Australian dollars.

Our board of directors is making no recommendation regarding your participation in the rights offering, oversubscription offer or shortfall offer, as applicable. You should carefully consider whether to exercise your rights before the expiration date. You may not revoke or revise any exercises of rights once made unless we terminate the rights offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to issue the CDIs to purchasers who participate in the rights offering and oversubscription offer on or about    , 2019.

The date of this prospectus is                , 2019.

As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about AirXpanders that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference of Certain Documents.” We have not authorized anyone to provide you with information different than that contained or incorporated by reference in this prospectus or any free writing prospectus that we have authorized for use in connection with this offering. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision.

You may also obtain copies of the incorporated documents, without charge, upon written request to the office of our Australian Secretary, Level 13, 41 Exhibition St, Melbourne VIC 3000, Australia.

You should rely only on the information incorporated by reference or provided in this prospectus, or in any free writing prospectus we may provide to you. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state or jurisdiction other than Australia and New Zealand. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

We have not done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States, Australia and New Zealand. Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States, Australia and New Zealand are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

i.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (which includes exhibits) that we filed with the Securities and Exchange Commission, or the SEC, covering the rights and the shares of common stock to be represented by the CDIs to be issued upon exercise of the rights (U.S. Prospectus). This U.S. Prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. Statements made in this U.S. Prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed on the SEC’s website located at www.sec.gov or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The rights offering, oversubscription offer and shortfall offer is being made pursuant to a transaction specific prospectus (Australian Prospectus) for an offer of continuously quoted securities (as defined in the Corporations Act 2001 of the Commonwealth of Australia) (Corporations Act). The U.S. Prospectus forms part of the Australian Prospectus.

ii.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q: What is a right?

A: For eligible holders of our Class A Common Stock (common stock) and CHESS Depositary Interests (CDIs), a right entitles its holder to purchase     new CDIs (New CDIs) for every     CDIs (or      New CDIs for every     shares of common stock) held by them on the Record Date (defined below) at an issue price of A$    per New CDI. Fractional entitlements to New CDIs have been rounded up to the nearest whole number of New CDIs.

Q: Who is an eligible holder?

A: The rights offering will be made to all persons who are registered as holders of our common stock or CDIs as at 7:00 p.m. (Australian Eastern Standard time) on    , 2019, with a registered address in Australia or New Zealand (Eligible Holders). CDI holders and stockholders with a registered address outside Australia and New Zealand are considered ineligible (Ineligible Holders) and cannot participate in the rights offering.

Registered and beneficial shareholders in the United States and U.S. persons (as defined in Rule 902(k) of the Securities Act) are Ineligible Holders.

Q: What is the record date for the rights offering?

A: The record date for the rights offering, which is the date that will be used to determine the CDI holders and stockholders entitled to participate in the rights offering, is 7:00 p.m. (Australian Eastern Standard time) on    , 2019 (Record Date).

Q: How many rights am I receiving?

A: If you are an Eligible Holder and you hold our common stock, you are receiving a right to purchase    New CDIs for every     shares of common stock that you hold on the Record Date. If you are an Eligible Holder and you hold CDIs, you are receiving the right to purchase     New CDIs for every     CDIs that you hold on the Record Date. Subject to the rounding of fractional entitlements, we expect to issue a total of     shares of common stock in the rights offering (or     equivalent CDIs).

The number of New CDIs to which you are entitled to under the rights offering is shown in the personalized Entitlement and Acceptance Form which accompanies this U.S. Prospectus. In calculating each Eligible Holder’s total entitlement, fractional entitlements to New CDIs have been rounded up to the nearest whole number of New CDIs. Eligible Holders can subscribe for all, or part, of their pro rata entitlement to New CDIs in the rights offering.

We reserve the right to reduce the number of New CDIs allocated to Eligible Holders, or persons claiming to be Eligible Holders, if their claims as to the extent of their rights prove to be overstated or they fail to provide information to substantiate their claims.

Q: How much does a right cost?

A: We are distributing the rights at no charge but the issue price of each New CDI is A$    (Issue Price).

Q: How was the Issue Price determined?

A: Our board of directors determined that the issue price should be designed to provide an incentive to our Eligible Holders to participate in the rights offering.

The Issue Price represents a    % discount to our closing CDI price on    , 2019 (Australian Eastern Standard time),  the trading day immediately prior to our company entering into the trading halt which preceded the voluntary suspension on ASX, and a    % discount to the five trading day VWAP of the CDIs ending on    , 2019 (Australian Eastern Standard time).

This Issue Price was not intended to bear any relationship to the historical price of our CDIs or our past or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the Issue Price should not be considered an indication of the actual value of our company or of our common stock.

Q: Is the rights offering underwritten?

A: No. The rights offering is not underwritten.

Q: Is a minimum subscription required to complete the rights offering?

A: Yes, the rights offering (including amounts raised under the oversubscription offer described below) is subject to achieving a minimum subscription of A$          to complete the rights offering (minimum subscription). If the minimum subscription is not achieved within         months of the date of this U.S. Prospectus, we will repay all application monies in full, without interest or deduction.

Q: May I transfer my rights if I do not want to purchase any CDIs?

A: No. Rights under the rights offering are non-renounceable and will not be tradeable or otherwise transferable. Eligible Holders who do not take up their rights in full will not receive any value in respect of that part of their rights that they do not take up. The rights lapse, if not previously taken up, at 5:00 p.m., Australian Eastern Standard time, on    , 2019, unless the offer period is extended by us as described below. See “Q: What happens if I do not take up my rights?”

Q: How will you use the proceeds from the rights offering?

A: Our proceeds from the rights offering, before offering costs, will be approximately A$    million if the rights offering (including, if applicable, the oversubscription offer described below) is fully subscribed (maximum subscription). We expect to use the net proceeds from the rights offering, together with other available funds, including cash on hand, to continue to commercialize our product in the U.S., including continued investment in sales and marketing and manufacturing and product improvement, and for general corporate purposes. Our use of proceeds will be the same regardless of whether the minimum subscription or maximum subscription is achieved. See “Use of Proceeds.”

Q: How do I take up my rights?

A: To purchase some or all of the New CDIs offered to you under your pro rata allocation, please follow the instructions set out in the accompanying Entitlement and Acceptance Form. Payment must be made via BPAY® or as otherwise set out in “The Rights Offering – Method of Purchase – Acceptance and Payment.”

Q: When will I receive the New CDIs I am purchasing by taking up my rights?

A: If the minimum subscription is achieved, we currently expect that New CDIs will be issued by    , 2019 (Australian Eastern Standard time) and that holding statements will be posted by    , 2019 (Australian Eastern Standard time).

Q: When does the rights offering close?

A: The rights offering is scheduled to close at 5:00 p.m., Australia Eastern Standard time, on    , 2019 (Closing Date), unless the offer period is extended by us. We currently do not intend to extend the offer period.

Q: Am I required to take up my rights?

A: No. If you choose not to fully take up your rights, however, your relative ownership in our company will be diluted.

Q: Can I take up more than my rights?

A: Yes. The New CDIs that are available for sale but not subscribed for in the rights offering (Additional New CDIs) shall be offered to Eligible Holders that purchased all of the New CDIs available pursuant to their rights (Oversubscription Offer).  Thus, if you elect to purchase all of the New CDIs available pursuant to your rights, you may also elect to purchase Additional New CDIs. If an insufficient number of Additional New CDIs are available to satisfy fully the oversubscription requests, then we intend to scale back applications for Additional New CDIs on a pro-rata basis. Any decision made regarding the operation of a scale back will be made by the board of directors in its absolute discretion.

The board of directors reserve the right at their absolute discretion to reject any application for Additional New CDIs or to issue a lesser number of Additional New CDIs than applied for, and it is an express term that applications for Additional New CDIs will be bound to accept a lesser number of Additional New CDIs allocated to them then applied for.

Q: How do I take up oversubscription rights?

A:  If you wish to apply for Additional New CDIs and participate in the Oversubscription Offer, you can complete the relevant section of the Entitlement and Acceptance Form (titled "Number of Additional New CDIs applied for") and return it, together with the application monies for the value of those Additional New CDIs (at A$    per Additional New CDI, being the Issue Price). Payments in respect of Additional New CDIs are due at the time payment is made for New CDIs.  Any excess payments (but only where the excess amount is A$2.00 or greater) will be returned, without interest or deduction, promptly after the conclusion of the rights offering.

Q: How will any shortfall be allocated?

A:  To the extent that any New CDIs remain after allocations under the Oversubscription Offer, these will form the Shortfall CDIs. The board of directors reserve the right to issue the Shortfall CDIs at their discretion to third parties within three (3) months after the Closing Date (Shortfall Offer). The Shortfall CDIs will be issued at the Issue Price.  If any Shortfall CDIs are offered to third parties in the Shortfall Offer, this Prospectus will be the basis through which they are offered.

Q: What happens if I do not take up my rights?

A: If you do not take up your rights prior to the close of the rights offering, your rights will lapse and your relative ownership in us will be diluted.

Q: If I take up my rights in the rights offering, may I withdraw my acceptance?

A: No. All acceptances, once received, are irrevocable.

Q: May you terminate the rights offering?

A: Yes. We have no intention of terminating the rights offering (unless the minimum subscription is not achieved), but we have reserved the right to terminate the rights offering at any time, subject to applicable laws. See “The Rights Offering — Extensions and Termination.”

Q: If the rights offering is terminated, will my payment be refunded to me?

A: Yes. If the rights offering is terminated, we will return as soon as practicable all payments in relation to New CDIs and Additional New CDIs not already issued in accordance with the Corporations Act, without interest. See “The Rights Offering — Extensions and Termination.”

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, bank or other nominee?

A: If you are an Eligible Holder and hold CDIs or shares of our common stock through a nominee such as broker, bank, or custodian, you will need to have your nominee act for you if you wish to participate in the rights offering. Nominees with registered addresses in the eligible jurisdictions, may participate in the rights offering in respect of some or all of the beneficiaries on whose behalf they hold existing CDIs or shares of common stock provided that the applicable beneficiary would satisfy the criteria for an Eligible Holder. See “The Rights Offering — Notice to Nominees.”

Q: Will I be charged a sales commission or a fee if I take up my rights?

A: No. We will not charge a brokerage commission or a fee to Eligible Holders who take up their rights and purchase New CDIs or Additional New CDIs.

Q: Have you or your board of directors made a recommendation as to whether I should take up my rights?

A: No. Neither we nor our board of directors has made any recommendation as to whether you should take up your rights. You should make those decisions based upon your own assessment of your best interests. Our directors (and their respective associates) may purchase New CDIs under the rights offering to the extent they are Eligible Holders. However, our directors (and their respective associates) are not entitled to participate in the Oversubscription Offer.

Q: What are the U.S. federal tax consequences of the rights offering to non-U.S. holders?

A: The U.S. federal tax consequences of the rights offering for non-U.S. holder investors will depend on the investor’s particular facts and circumstances and investors should seek their own professional tax advice.

An overview of the potential tax treatment for certain non-U.S. holder investors is set out in “Certain U.S. Federal Tax Consequences for Non-U.S. Holders”.

Q: What are the Australian tax consequences of the rights offering to me?

A: The Australian tax consequences of the rights offering for Australian tax resident investors will depend on the investor’s particular facts and circumstances and investors should seek their own professional tax advice.

An overview of the potential tax treatment for certain Australian tax resident investors is set out in “Certain Australian Tax Consequences”.

Q: How many shares of common stock are currently outstanding?

A: On the date of the U.S. Prospectus, there were     shares of our common stock outstanding (the equivalent of     CDIs). This number does not include shares of common stock that we are required to issue upon exercise of outstanding stock options and warrants. Following the rights offering and subject to the rounding of fractional entitlements under the rights offering, the number of outstanding shares of our common stock is expected to be approximately     (the equivalent of     CDIs).

Q: What should I do if I have other questions?

A: If you have any questions about or require assistance regarding the rights offering, please contact our registrar for our CDIs, Computershare Investor Services Pty Limited (CDI Registry) between 8:30a.m. and 5:00 p.m. (Australian Eastern Standard time):

Within Australia, please call                       .

Outside Australia, please call +61                              .

For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in or incorporated by reference into this U.S. Prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this U.S. Prospectus, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.”

In this U.S. Prospectus, except as otherwise indicated or as the context otherwise requires, “AirXpanders,” “we,” “our” and “us” refer to AirXpanders, Inc., a Delaware corporation. In the discussion of our business in this U.S. Prospectus, “we,” “our” and “us” also refer to our branch office in Australia.

Our Company

AirXpanders is a U.S. based medical device company whose principal business is to design, manufacture, sell and distribute medical devices used in two-stage breast reconstruction procedures following mastectomy. Our AeroForm Tissue Expander System (AeroForm) is a needle-free, patient-controlled tissue expander used in patients undergoing two-stage breast reconstruction following mastectomy prior to the insertion of a breast implant. AeroForm was granted its first CE mark in Europe in October 2012, was approved by Australia’s Therapeutic Goods Administration, or TGA, in Australia in October 2013, commenced its initial marketing release of AeroForm in Australia in January 2015, was granted its U.S. Food and Drug Administration, or FDA, de novo marketing authorization in December 2016 (as a Class II medical device), and commenced its initial marketing release of AeroForm in the U.S. in January 2017. After we received FDA de novo clearance for AeroForm, we submitted a 510(k) application for a materials change related to enhanced film material. This 510(k) was cleared by the FDA in April 2017. To date, we have been primarily engaged in developing and launching our initial product technology, completing clinical trials, building the manufacturing infrastructure to support commercialization efforts, recruiting key personnel and raising capital.

Recent Developments

On April 2, 2019, the Company announced the voluntary suspension of  trading of its securities on the ASX while the Company reviews and finalizes various matters pertaining to its operations, including resolving an anticipated debt covenant breach with its lender and while the Company continues to evaluate opportunities to raise additional capital, including the related terms and timing.

On Friday, March 29, 2019 (Australian time), the Company entered into a trading halt pending notification to its lender of an anticipated breach of a certain financial covenant in its debt agreement and an announcement by the Company with regards to the outcome of that notification and discussions with the lender. The Company anticipated a breach of the financial covenant requiring the Company to achieve a minimum net revenue for the first quarter of 2019, as net revenue achieved by the Company for the quarter is expected to be below the minimum net revenue specified by the debt covenant.  The Company currently anticipates net revenue for the first quarter of 2019 to be in a range of US$1.65 million to US$1.75 million.

Following a preliminary discussion with the lender, the Company anticipates the lender will waive the covenant violation for the first quarter of 2019, subject to the agreement and completion of documentation. There is no guarantee that future covenant violations (if any) will similarly be waived. The Company is currently evaluating its prospects of meeting the covenants in the coming quarters. The Company is also reviewing its operations and considering possible changes that it believes may, if able to be implemented, help address the revenue shortfall.

The Company continues to evaluate opportunities to raise additional capital, including the related terms and timing.  The Company would expect to resume trading once this registration statement is declared effective by the SEC and upon the commencement of the rights offering.  No assurance can be given at this time that the Company will be able to raise additional capital or that any capital can be raised on a timeline that will meet the Company’s requirements.

AirXpanders was incorporated in Delaware in 2005 and is headquartered in San Jose, California. We have been publicly traded since 2015 (ASX: AXP). We have incurred net losses and cash flow deficits from operations since our inception.

Our principal executive offices are located at 3047 Orchard Parkway, San Jose, CA, 95134; and our telephone number is (US) +1 (650) 390-9000.

THE RIGHTS OFFERING

Rights

We are distributing to holders of record of our common stock, or CDIs, with a registered address in Australia or New Zealand, as of 7:00 p.m., Australian Eastern Standard time, on    , 2019 (Eligible Holders), at no charge, a non-transferable right to purchase     New CDIs for every     CDIs (or     CDIs for every     shares of common stock) they hold on the record date. Subject to the rounding of fractional entitlements, we expect to issue a maximum of     shares of common stock (equivalent to     CDIs) in the rights offering.

Oversubscription Offer	If you elect to purchase all of the New CDIs available to you pursuant to your rights, you may also elect to subscribe for Additional New CDIs regardless of the size of your present holding. The pool of Additional New CDIs will include any New CDIs that relate to rights that have not been accepted by Eligible Holders under the rights offering and that would have been issuable to Ineligible Holders if they had been Eligible Holders. This is called the Oversubscription Offer. We will seek to honor applications for Additional New CDIs under the Oversubscription Offer in full. However, if there are insufficient Additional New CDIs available, you may be allocated fewer Additional New CDIs than you applied for. In such circumstances, we intend to scale back applications on a pro rata basis. Any decision made regarding the operation of a scale back will be made by the board of directors in its absolute discretion. Payments in respect of Additional New CDIs are due at the time payment is made for New CDIs. Any excess payments (but only where the excess amount is A$2.00 or greater) will be returned, without interest or deduction, promptly after the expiration of the rights offering. See “Oversubscription Offer”.

Issue Price	A$ per New CDI.

Record Date	7:00 p.m., Australian Eastern Standard time, on , 2019, which is the date that will be used to determine the CDI holders and stockholders entitled to participate in the rights offering.

Closing Date

The rights offering is scheduled to close at 5:00 p.m., Australia Eastern Standard time, on    , 2019 (Closing Date), unless the offer period is extended by us. We currently do not intend to extend the offer period.

Minimum subscription	The rights offering (including amounts raised under the oversubscription offer described below) is subject to achieving a minimum subscription of A$ to complete the rights offering (minimum subscription). If the minimum subscription is not achieved within months of the date of this U.S. Prospectus, we will repay all application monies in full, without interest or deduction. See “Minimum subscription required”.

Use of Proceeds

If only the minimum subscription is achieved, our net proceeds from the rights offering will be approximately A$    million after expenses of the rights offering. If the rights offering is fully subscribed (including as a result of subscriptions under the Oversubscription Offer), our net proceeds from the rights offering will be approximately A$    million after expenses of the rights offering.

We expect to use the net proceeds from the rights offering (and the Oversubscription Offer and Shortfall Offer, to the extent applicable), together with other available funds, including cash on hand, to continue to commercialize our product in the U.S., including continued investment in sales and marketing and manufacturing and product improvement, and for general corporate purposes. Our use of proceeds will be the same regardless of whether the minimum subscription or maximum subscription is achieved. See “Use of Proceeds.”

Non-transferability of Rights	The rights offering is non-renounceable, which means that the rights are non-transferable. See “The Rights Offering — Transferability of Rights.”

Procedures for acceptance under rights offering and oversubscription offer

To purchase some or all of the New CDIs offered to you, and any Additional New CDIs, please follow the instructions set out in the accompanying Entitlement and Acceptance Form. See “The Rights Offering — Method of Purchase — Acceptance and Payment by Eligible Holders” and “The Rights Offering — Return completed Entitlement and Acceptance Form and Payment.”

Issuance of CDIs

No New CDIs will be issued unless the minimum subscription is achieved. Subject to this, we currently expect that New CDIs and Additional New CDIs will be issued by    , 2019 (Australian Eastern Standard time) and that holding statements will be posted by    , 2019 (Australian Eastern Standard time).

Shortfall CDIs will be issued no later than three (3) months after the Closing Date.

No Recommendation	Neither we nor our board of directors has made any recommendation as to whether you should take up your rights. You should make those decisions based upon your own assessment of your best interests.

ASX Listing of Our CDIs	Our CDIs are listed on the ASX under the symbol “AXP.” On , 2019 (Australian Eastern Standard time), the closing price for our CDIs on the ASX was A$ per CDI.

Termination of Rights Offering

We have no intention of terminating the rights offering unless the minimum subscription is not achieved, but we have reserved the right to terminate the rights offering at any time, subject to applicable laws. If the rights offering is terminated, we will return as soon as practicable all payments in relation to New CDIs and Additional New CDIs not already issued in accordance with the Corporations Act, without interest or deduction. See “The Rights Offering — Extensions and Termination.”

U.S. Federal Tax Consequences of the Rights Offering to Non-U.S. Holders

The U.S. federal tax consequences of the rights offering for non-U.S. holder investors will depend on the investor’s particular facts and circumstances and investors should seek their own professional tax advice.

An overview of the potential tax treatment for certain non-U.S. holder investors is set out in “Certain U.S. Federal Tax Consequences for Non-U.S. Holders”.

Australian Tax Consequences of Rights Offering

The Australian tax consequences of the rights offering for Australian tax resident investors will depend on the investor’s particular facts and circumstances and investors should seek their own professional tax advice.

An overview of the potential tax treatment for certain Australian tax resident investors is set out in “Certain Australian Tax Consequences”.

Risk Factors	You should read “Risk Factors” beginning on page 11 before you take up your rights.

Directors and Executive Officers	Our non-employee directors and executive officers who are resident in Australia, will have an opportunity to participate in the rights offering if they are holders of record of our common stock or CDIs. However, our directors (and their respective associates) are not entitled to participate in the Oversubscription Offer.

Shortfall Offer

To the extent there are Shortfall CDIs, we will attempt to issue such remaining Shortfall CDIs to third party investors (which may include our stockholders or CDI holders). The Shortfall CDIs will be issued no later than three (3) months after the Closing Date at the Issue Price.

See “Shortfall Offer.”

KEY DATES TO KEEP IN MIND

Announcement of rights offering	, 2019.

Ex-date	, 2019.

Record Date	7:00 p.m., Australian Eastern Standard time, on , 2019.

Australian Prospectus, U.S. Prospectus and Entitlement and Acceptance Form dispatched	, 2019.

Rights offering and oversubscription offer opens	9:00 a.m., Australian Eastern Standard time, on , 2019.

Rights offering and oversubscription offer closes	5:00 p.m., Australian Eastern Standard time, on , 2019, unless extended by us.

Shortfall announced to ASX	, 2019.

Issue of New CDIs and Additional New CDIs	, 2019.

New CDIs and Additional New CDIs commence trading on ASX on a normal basis	, 2019.

Dispatch of holding statements	on or about , 2019.

Shortfall offer expected to close (and last day by which Shortfall CDIs (if any) may be issued)	, 2019.

Dates and times in this U.S. Prospectus are indicative only and subject to change. All dates and times are references to Australian Eastern Standard time.

We reserve the right to amend any or all of these dates and times, subject to the Corporations Act, the ASX Listing Rules and other applicable laws and regulations. In particular, we reserve the right to extend the Closing Date, to accept late applications under the rights offering (either generally or in particular cases) and to withdraw the rights offering without prior notice. Any extension of the closing date of the rights offering may have a consequential impact on the date that New CDIs and Additional New CDIs are issued and commence trading on the ASX, and on the date that the Shortfall Offer closes. Eligible Holders are encouraged to submit their personalized Entitlement and Acceptance Forms and/or payment (as applicable) as soon as possible after the rights offering opens.

We also reserve the right not to proceed with the whole or part of the rights offering at any time prior to the issue of the New CDIs. In that event, application monies (without interest or deduction) would be returned to applicants.

RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this U.S. Prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, before deciding to invest in our common stock. Any of the risk factors described therein or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our CDIs could decline and you could lose a part or all of your investment.

Risks Related to Our Business

Even after this rights offering, we will need additional funding and may be unable to raise capital when needed, which could force us to delay, reduce, or eliminate planned activities or may result in our inability to operate as a going concern.

As we have limited commercialization of our product, we are generating a small amount of revenue and are not cash flow positive or profitable. Our net revenue from sales of AeroForm was approximately $7.8 million and $3.9 million for the years ended December 31, 2018 and 2017, respectively, and, as of December 31, 2018, we had cash and cash equivalents of approximately $9.4 million. As of March 31, 2019, we had cash and cash equivalents of $4.4 million, which we believe will cover operating expenses through the second quarter of 2019. Even with the proceeds from this rights offering (assuming the offering is fully subscribed), our existing capital may be insufficient to meet our requirements. These requirements include, but not limited to, funding our continued commercial launch of AeroForm in the United States, or U.S., building our supporting manufacturing infrastructure and building inventory, continuing to build a dependable partnership with our current and other contract manufacturers, building our salesforce to support our commercialization efforts, repaying our outstanding debt obligations and covering any losses. Consequently, we may need to raise additional funds through financings or borrowings beyond this rights offering in order to accomplish our planned objectives. Failure to raise additional funds could delay, reduce, or halt our commercialization and would impact our ability to continue as a going concern. Additionally, we might be required to consider the sale of our business or assets on unfavorable business terms.

We have no committed sources of capital funding and there is no assurance that additional funding, if required, will be available to us in the future or be secured on acceptable terms. If adequate funding is not available, we may no longer be a going concern and may be forced to curtail operations, including our commercial activities and research and development programs, or cease operations altogether, file for bankruptcy, or undertake any combination of the foregoing. In such event, our stockholders may lose their entire investment in our company.

In addition, if we do not meet our payment obligations to third parties as they become due, we may be subject to litigation claims and our creditworthiness would be adversely affected. Even if we are successful in defending against these claims, litigation could result in substantial costs and would be a distraction to management, and may have other unfavorable results that could further adversely impact our financial condition.

There is substantial doubt about our ability to continue as a going concern.

Our independent registered accountants report on our December 31, 2018 consolidated financial statements contains an emphasis of a matter regarding substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Based on our current operating plan, we do not have sufficient capital to continue our operations beyond June 30, 2019 without the proceeds from the rights offering and material operational changes. You should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

We have a history of net losses and we may never achieve or maintain profitability.

We are a U.S. based medical device company with a limited history of operations and have limited commercial experience with our product. Medical device product development is a speculative undertaking and involves a substantial degree of risk. To date, we have focused on developing our sole product, AeroForm, and currently have no other products in development. We have incurred net losses since our inception, including net losses of approximately $26.7 million in 2018, $29.0 million in 2017, and $19.4 million in 2016. As of December 31, 2018, our accumulated deficit was approximately $122.0 million. Although we have started to generate revenues from sales in Australia and the United States, we expect to continue to incur significant operating losses for the near future as we incur costs, including those associated with commercializing our products, building our supporting manufacturing infrastructure, building a dependable partnership with our current and other contract manufacturers, as well as the increased costs associated with being a public company in the U.S. with equity securities listed on the ASX.

Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to achieve sustained profitability would depress the value of our company and could impair our ability to raise capital, expand our business, diversify our research and development pipeline, market AeroForm or any other products we may identify and pursue, if approved, or continue our operations. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We cannot predict the extent of our future operating losses and accumulated deficit and we may never generate sufficient revenues to achieve or sustain profitability.

If we fail to comply with the covenants and other obligations under our security and loan agreement, the lender may be able to accelerate amounts owed under the facility and may foreclose upon the assets securing our obligations.

In August 2017, we entered into a loan and security agreement with Oxford Finance LLC, or Oxford, pursuant to which we borrowed $15 million from Oxford. Under the Oxford loan agreement, we are subject to a variety of affirmative and negative covenants. These covenants include required financial reporting, providing an unqualified auditor’s opinion together with our annual financial statements within 120 days of the end of our fiscal year (the unqualified audit opinion covenant), limitations on certain dispositions and licensing of assets, limitations on the incurrence of additional debt, and achievement of certain financial milestones. To secure our performance of our obligations under this loan and security agreement, as amended, we granted Oxford a security interest in all of our assets, including our intellectual property. Our failure to comply with the terms of the loan and security agreement, including the unqualified audit opinion covenant, the occurrence of a material adverse change in our business, operations or condition (financial or otherwise) or prospects, the material impairment in our prospect of repayment, a material impairment in the perfection or priority of the Oxford’s lien on our assets or the value of Oxford’s collateral, failure to achieve agreed financial milestones, or the occurrence of certain other specified events could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our loan, coupled with prepayment penalties, potential foreclosure on our assets, and other adverse results.

Oxford has already granted us three waivers in connection with covenant breaches under the loan and security agreement, and we believe they will grant us a waiver for the most recent covenant breach related to the revenue shortfall for the quarter ended March 31, 2019, but there is no certainty that Oxford will grant us a further waiver if we do not comply with any covenants in the future. There is no guarantee that future covenant violations (if any) will similarly be waived. We are currently evaluating our prospects of meeting the covenants in the coming quarters.

If Oxford were to declare an event of default, it would have the option, among other things, of accelerating the debt under our loan and security agreement and foreclosing on the Company’s assets pledged as collateral for the term loan. Any declaration of an event of default would result in a requirement that we repay indebtedness, which could severely affect our liquidity and significantly harm our business.

We must attract and retained skilled staff to pursue our business model.

Our long term growth and performance is dependent on attracting and retaining highly skilled staff. The medical device industry, and the San Francisco Bay area where we maintain our headquarters, has strong competition for highly skilled workers (including senior researchers, clinical staff, and management) due to the limited number of people with the appropriate skill set.

We currently employ, or engage as consultants, a number of key management and scientific personnel. There is a risk that we will be unable to attract and retain the necessary staff to pursue our business model. In April 2018, Mr. Scott Dodson, our former President and CEO, resigned. In June 2018, Mr. Frank Grillo was hired as our President and CEO. While we were able to attract and hire a replacement, there is no guarantee we can retain Mr. Grillo, or other key management and scientific personnel. This may affect how efficiently we operate our business and our future financial performance could be impacted.

We have structured incentive programs for our key personnel, including an equity incentive plan. Despite these measures, there is no guarantee that we will be able to attract and retain suitable qualified personnel, which could negatively affect our ability to reach our goals.

Efforts to restructure our operations and align our resources with market opportunities could disrupt our business and affect our results of operations.

In 2018, we completed a number of reductions in force and internal reorganizations to reduce the size and cost of our operations and to better match our resources with our market opportunities. We may take similar steps in the future to improve efficiency and match our resources with market opportunities. These changes may not be successful in adequately reducing the cost of our operations. In addition, any such changes could be disruptive to our business.

Our business model will depend solely on the success of AeroForm for breast reconstruction procedures.

We expect to derive all of our revenue in the foreseeable future from sales of AeroForm for breast reconstruction procedures. We have no other commercial products or products in active development at this time. Acceptance of our product in the marketplace is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. If we are unable to successfully achieve meaningful market penetration with AeroForm, our commercial strategy will be unattainable and our business operations, financial results and growth prospects will be materially and adversely affected.

We are dependent on the acceptance, promotion and safe usage of AeroForm by surgeons and their patients.

Regulatory approval and clearance of AeroForm, including in Australia and the U.S., will not guarantee market adoption. In order to achieve commercial success, we are dependent on the acceptance and promotion of AeroForm by patients and surgeons. Reasons that patients and surgeons may be slow to adopt AeroForm include, but are not limited to:

•	preference of the products of competitors due to familiarity with those products or for various other reasons;

•	concern that radiotherapy treatments may be affected by the presence of AeroForm;

•	pricing of AeroForm as compared to traditional saline expanders;

•	limited clinical data illustrating the benefits of AeroForm to patients and surgeons;

•	concern over potential liability risks involved in using a new product; and

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any delay in the qualification of AeroForm for reimbursement from relevant health care funding bodies in jurisdictions where approved reimbursement codes and reimbursement status for similar products does not already exist.

While we already have early good relationships with a number of leading surgeons in Australia and the U.S., this in and of itself does not ensure the widespread support of AeroForm among surgeons. If a significant number of surgeons in our key markets do not adopt or recommend AeroForm, or continue to promote and use the products of competitors, this would adversely impact or delay our ability to generate revenue and achieve profitability.

There have been reports of anaplastic large cell lymphoma linked to textured breast implants. While not directly linked to textured tissue expanders, some have questioned if there is a similar link. These events may lead to a reduction in the demand for textured tissue expanders and could adversely affect our business.

Breast implants have been associated with higher rates of anaplastic large cell lymphoma, or ALCL, a rare type of cancer affecting cells of the immune system. In January 2011, the FDA indicated that there was a possible association between saline and silicone gel-filled breast implants and higher rates of ALCL, with the causal links not yet understood. In March 2015, France’s National Cancer Institute, or NCI, noted that there is a clearly established link between ALCL and breast implants, which is referred to as breast implant-associated ALCL, or BIA-ALCL. The NCI noted in that report that most of the reported cases occurred in women with textured implants. In response, the Agence Nationale de Sécurité du Médicament et des Produits de Santé or ANSM, the regulatory authority in France, has required manufacturers marketing breast implants in France to submit biocompatibility data for review, and this review is ongoing. In the fourth quarter of 2018, following the non-renewal of its textured breast implant CE Mark licenses in Europe, Allergan plc suspended sales of textured breast implants and tissue expanders in Europe and withdrew its remaining textured breast implants and tissue expanders then on the market in Europe. In the second quarter of 2019, ANSM banned the sale of macro-textured and polyurethane implants, Health Canada advised Allergan of its intent to suspend its licenses for certain textured breast implants, and the Netherlands temporarily suspended the sale of macro-textured and polyurethane implants. While the Company does not commercialize in these markets, it is possible that as the BIA-ALCL risk becomes highly publicized, this could negatively, and significantly, impact demand for textured tissue expanders, including Aeroform. Additionally, in the fourth quarter of 2018, despite no known linkage between ALCL and textured tissue expanders, the Therapeutic Goods Administration in Australia, the regulatory body responsible for our products, after consultation with us, required thatadditional patient warnings be added to our labeling to disclose the risk of ALCL.

Future clinical studies or clinical experience may more strongly indicate that textured breast implants expose patients to greater risks of ALCL, which may reduce demand for textured tissue expanders generally, expose us to product liability claims, as well as to class actions and other lawsuits. These impacts may occur in the absence of any specific linkage with our products. Moreover, if cases of ALCL or other complications are discovered in the future and/or are reported in patients with AeroForm, we could be subject to mandatory product recalls, suspension or withdrawal of our regulatory licensure for sale in one or more countries, and significant legal liability. Any of these may have an adverse effect on our business or operating results, or a negative impact on our share price.

We may be unable to compete successfully with current tissue expanders in the market for breast reconstruction.

The market for traditional tissue expander products in breast reconstruction procedures is well established and dominated by two large pharmaceutical and medical device companies, Allergan, Inc. and Mentor Worldwide LLC, a division of Johnson & Johnson, which have been market leaders for a number of years. Our AeroForm will compete against the traditional saline expanders which have been used for many years, are supported by clinical data, have a lower average selling price and have significantly greater brand recognition. Furthermore, the resources and scale of the two dominant players in the tissue expander market provides them with significant advantages in terms of financing, research and development, manufacturing and marketing resources and this may restrict out ability to secure market share for AeroForm. Additionally, these companies offer their customers access to a suite of products, including breast implants, which may allow them to offer favorable pricing on volume purchases or bundled purchases.

We have limited sales, marketing and distribution resources.

We currently have limited marketing resources and will need to commit significant resources to developing sales, distribution and marketing capabilities. We currently utilize a direct sales force in the U.S. but most other markets will likely entail the use of a distributor. We will need to ensure compliance with all legal and regulatory requirements for sales, marketing and distribution in each relevant market. There is a risk that we will be unable to develop sufficient sales, marketing and distribution capacity to effectively commercialize AeroForm.

We rely on key suppliers for product components.

Our contracts with key suppliers are generally standard in nature, in the form of purchase order arrangements that are common to medical device firms in the early stages of commercialization, with no minimum orders required. As we move further into our commercialization phase, we will increasingly rely on key suppliers for AeroForm components. A disruption at a key supplier could cause a substantial delay in the availability of AeroForm, leading to a potential loss of sales. Development of key manufacturing processes along with process validation testing, device verification testing, and regulatory approvals required for a manufacturing change could take up to six months to complete. However, we believe that alternative suppliers could ultimately be located, qualified and approved for all critical system components with the six month timeframe.

We rely on a third party in Costa Rica to manufacture AeroForm.

Our main manufacturing of AeroForm is managed by a contract manufacturer located in Costa Rica. While we also plan to retain the ability to manufacture certain AeroForm subassemblies at our California location, there are inherent risks in relying on outsourced contract manufacturers particularly where the contract manufacturer is located outside of the U.S. These risks include risks of economic change, recession, labor strikes or disruptions, political turmoil, changes in tariffs or trade barriers, and lack of contract enforceability.

Should the manufacturer’s operations be disrupted for any reason or production halted, we may not be able to have enough AeroForm devices manufactured in a timely manner to satisfy product demand. While an alternative manufacturer could be appointed, it would take a significant amount of time to transfer the manufacturing process, which would include installation and validation of equipment, process and product qualifications and regulatory approvals. If such a disruption were to occur, it would adversely impact our ability to sell AeroForm and customers might instead purchase competing tissue expander products. There may also be an ongoing sales impact in the form of a reduction of goodwill as a result of our inability to supply hospitals and surgeons in a timely manner.

Third party payers, including government authorities and private health insurers, may not provide sufficient levels of reimbursement or any form of reimbursement for AeroForm.

Purchasers of tissue expanders for breast reconstruction procedures generally rely on third party payers, particularly government health administration authorities, including Medicare and Medicaid in the U.S., and private health insurers, to subsidize the cost of the products. We have to date secured reimbursement for AeroForm in Australia and believe that AeroForm benefits from existing reimbursement codes for breast reconstruction procedures in the U.S. Although rates of reimbursement for breast reconstruction procedures in the U.S. have been increasing in recent years, no assurance can be given that reimbursement amounts will continue to increase or that the amounts will be sufficient to enable us to sell AeroForm in the U.S. Moreover, we cannot predict what changes may be made in the future to third party coverage and reimbursement in Australia or the U.S. and what impact any such changes may have on our ability to sell AeroForm.

Reimbursement and healthcare payment systems in international markets vary significantly by country. Outside Australia and the U.S., we may not obtain international coverage and reimbursement approvals in a timely manner or at all.

In Australia, the report of the Competition Policy Review released on March 31, 2015 (commonly known as the Harper Report) stated that the regulation of prostheses should be further examined to see if pricing and supply can be made more competitive. However, it is not known whether any further review of prostheses regulation will occur and if it does occur, how resulting regulatory changes, if any, will affect the future reimbursement of AeroForm in Australia.

We may not be able to pass through the regulatory hurdles and gain the necessary approvals and clearances to sell AeroForm in certain other countries.

In the U.S., we received de novo clearance from the FDA, allowing us to commence sales to the U.S. market. We have received TGA and CE Mark approval for AeroForm, allowing us to commence sales to the Australian and European markets, respectively.

In other jurisdictions, AeroForm is still at various pre-commercialization phases. We cannot guarantee that we will receive all necessary regulatory approvals, nor can we accurately predict the product approval timelines, or other requirements that may be imposed by regulators (for example, further clinical trials or other requirements proving safety and effectiveness of AeroForm). Furthermore, there may be changes to regulatory standards, which could delay or prevent us from obtaining the necessary regulatory approvals. In addition, any future changes to AeroForm may require separate clearance or approval.

Any delays or barriers to our obtaining necessary regulatory clearances would limit the size of the market opportunity until such time, if any, that we will be able to obtain such clearances for AeroForm.

We are dependent on the protection and enforcement of our intellectual property rights.

The protection of the intellectual property we rely on is critical to our business and commercial success. If we are unable to protect or enforce the intellectual property rights embodied in AeroForm, there is a risk that other companies will incorporate the intellectual property into their technology, which could adversely affect our ability to compete in the market for tissue expanders.

As of December 31, 2018, our patent portfolio consisted of four issued and three pending U.S. patents, and 26 issued and 12 pending foreign patents. Our issued foreign patents were granted in Australia, Hong Kong, Japan and several of the major countries in the European Union.

In addition, some of the key patents related to AeroForm are co-owned by us and Shalon Ventures (includes U.S. patents) or licensed to us exclusively by Shalon Ventures (non-U.S. patents only). Although the license agreement between us and Shalon Ventures may only be terminated by a party in limited circumstances, if Shalon Ventures was to terminate the license agreement it could affect our ability to produce and sell AeroForm outside the U.S.

We may be subject to future third party intellectual property rights disputes.

We do not believe that our activities infringe any third party’s intellectual property rights. To date, no third party has asserted this to be the case. However, in the future we may be subjected to infringement claims or litigation arising out of patents and pending applications of our competitors, or additional proceedings initiated by third parties or intellectual property authorities to re-examine the patentability of licensed or owned patents. The defense and prosecution of intellectual property claims and litigation, and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. If we infringe the rights of third parties, we could be prevented from selling AeroForm or any future products and be forced to defend against litigation and to pay damages.

We have a limited operating history and may face difficulties encountered by companies early in their commercialization.

We have a limited operating history upon which to evaluate our business and forecast future net sales and operating results. In assessing our business prospects, you should consider the various risks and difficulties frequently encountered by companies early in their commercialization in competitive markets, particularly companies that develop and sell medical devices. These risks include our ability to:

•	implement and execute our business strategy;

•	expand and improve the productivity of our sales force and marketing programs;

•	increase awareness of our brand and build loyalty among surgeons;

•	manage expanding operations;

•	respond effectively to competitive pressures and developments; and

•	successfully implement design changes to refine AeroForm over time and obtain any updates to regulatory approvals related to the changes.

Ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate revenue.

As an approved product in the U.S., AeroForm and its manufacturer are subject to ongoing review and regulation. Any approved or cleared product may only be promoted for its approved or cleared uses consistent with the products labeling. In addition, product labeling, packaging, QSR requirements, adverse event reporting, advertising and promotion, scientific and educational activities, and promotional activities involving the internet and social media will be subject to extensive regulatory requirements. To ensure compliance with regulatory requirements, medical device manufacturers are subject to market surveillance and periodic, pre-scheduled and unannounced inspections by the FDA, and these inspections may include the manufacturing facilities of our current and future contract manufacturers and our subcontractors.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, including various sanctions such as warning letters; fines, injunctions, and civil penalties; recall or seizure of our products; operating restrictions, partial suspension or total shutdown of production; refusal to grant 510(k) clearance or PMA approvals of new products; withdrawal of 510(k) clearance or PMA approvals; and criminal prosecution. Further, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

If we market products in a manner that violates fraud and abuse and other health care laws, we may be subject to significant enforcement and sanctions.

In addition to FDA restrictions on marketing of medical device products, several other types of state, federal and foreign health care laws, including those commonly referred to as “fraud and abuse” laws, have been applied to restrict certain marketing practices in the medical device industry. These laws include, among others, the following:

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The federal anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any good, facility, item or service reimbursable under a federal health care program, such as Medicare or Medicaid. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers and prescribers, purchasers, and formulary managers, among others. There are statutory exceptions and regulatory safe harbors available to protect certain common activities from prosecution or other regulatory sanctions that must be strictly followed. Failure to meet all of the requirements of a particular statutory exception or regulatory safe harbor does not make the conduct per se illegal under the anti-kickback statute, but subjects the arrangement to a case-by-case basis review of its facts and circumstances. The Affordable Care Act amended the federal anti-kickback statute such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation and codified case law that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

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Federal false claims laws, including the civil False Claims Act, false statement laws and civil monetary penalty laws prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. The False Claims Act contains qui tam provisions, which allow a private individual, or relator, to bring a civil action on behalf of the federal government alleging that the defendant submitted a false claim to the federal government and to share in any monetary recovery. Certain marketing practices, including off-label promotion, may violate federal false claims laws.

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The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program, including private third-party payers, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Like the federal anti-kickback statute, the Affordable Care Act amended the intent standard for certain health care fraud provisions under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information.

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The federal Physician Payments Sunshine Act and its implementing regulations require that certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to annually report to the Centers for Medicare & Medicaid Services (CMS) information related to certain payments or other transfers of value made to physicians and teaching hospitals, and to report annually certain ownership and investment interests held by physicians and their immediate family members.

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The U.S. Foreign Corrupt Practices Act, the U.K Anti-Bribery Act, and similar anti-bribery laws that generally prohibit companies and their intermediaries from making improper payments to officials for the purpose of obtaining or retaining business.

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Analogous local, state and foreign laws, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving health care items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require medical device companies to comply with the device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to health care providers and entities; state and foreign laws that require device manufacturers to report information related to payments and other transfers of value to health care professionals or entities; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable health care laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other health care laws.

Medical device and other health care companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; and engaging in off-label promotion. If our operations are found to be in violation of any of the health regulatory laws described above or any other laws that apply to us, we may be subject to significant sanctions, including criminal fines, civil monetary penalties, administrative penalties, disgorgement, individual imprisonment, exclusion from participation in federal health care programs, integrity obligations, contractual damages, injunctions, recall or seizure of products, total or partial suspension of production, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We are exposed to the risk of product liability and product recalls.

We are exposed to the risk of product liability claims as a company that sells products to the public. This is a particularly sensitive issue for health care companies, and the medical device market has a history of product recalls and litigation. We may be exposed to the risk of product liability claims, which are inherent in the design, manufacturing, marketing and use of medical devices. Furthermore, we must comply with medical device reporting and vigilance requirements in each jurisdiction in which AeroForm and any future products are marketed.

Any product liability claim, with or without merit, may cause damage to our reputation and business. We have sought to minimize this risk by taking out product liability insurance, but this may not be sufficient if a large damages claim is awarded. If we are called as a defendant in a product liability suit, this could be a costly activity that may also divert management focus away from key strategic initiatives of the business, potentially adversely impacting financial performance and damaging our reputation.

Since we began selling in the United States in the first quarter of 2017, we have reported adverse events associated with use of the AeroForm in the FDA's MAUDE database. To-date, none of these adverse events have resulted in product liability claims against us.

Off-label use of AeroForm may harm its image or lead to substantial penalties.

We are only permitted to market AeroForm for the uses indicated on the labeling cleared by the relevant regulatory bodies in each market. We cannot prevent a surgeon or other third party from using or recommending the use of AeroForm for purposes outside of its approved intended use. This may lead to the increased likelihood of an adverse event, or inadequate treatment of a patient’s condition, which could harm our reputation in addition to potential claims for damages. If we were deemed to have marketed AeroForm for off-label use, we could be subject to civil or criminal sanctions, including fines, damages claims, injunctions or other penalties and our reputation within the industry may be damaged.

Risks Related to Our Industry

We may be adversely affected by health care reform legislation in the U.S. and other countries.

In recent years, there have been numerous initiatives at the U.S. federal and state levels for comprehensive reforms affecting the payment for, the availability of and reimbursement for healthcare services. Recent legislation and many of the proposed bills include funding to assess the comparative effectiveness of medical devices. It is unclear what impact the comparative effectiveness analysis will have on our products or financial performance. If significant reforms are made to the healthcare system in the U.S., or in other jurisdictions, those reforms could adversely affect our financial condition and operating results.

In March 2010, President Obama signed into law comprehensive healthcare reform legislation known as the Affordable Care Act, or the ACA, as modified by the Health Care and Education Reconciliation Act of 2010 (U.S.). The ACA was a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of health care spending, enhance remedies against health care fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers and impose additional health policy reforms. Substantial new provisions affecting compliance also were enacted, which may affect our business practices with health care practitioners. Complying with the ACA could significantly increase our costs.

Some of the provisions of the ACA have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the ACA, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the ACA have been signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, the continuing resolution on appropriations for fiscal year 2018, recently signed by President Trump, delays the implementation of certain PPACA-mandated fees, including the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” We continue to evaluate the effect that the ACA and its possible repeal and replacement has on our business.

We expect that health care reform measures that have been and may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for our products. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other health care reforms may affect our ability to generate revenue and profits or commercialize our product candidates.

The manufacturing facilities of AeroForm must comply with stringent regulatory requirements.

Our products are classified as medical devices. Medical devices are subject to extensive regulation in the United States by the FDA and numerous other federal, state and foreign governmental authorities. FDA regulations specific to medical devices are wide-ranging and govern, among other things:

•	design, development and manufacturing;

•	testing;

•	clinical trials in humans;

•	electronic product safety;

•	labeling;

•	storage;

•	marketing;

•	premarket clearance or approval;

•	record keeping procedures;

•	advertising and promotion;

•	post-market surveillance and reporting of deaths, serious injuries or malfunctions; and

•	export.

Our manufacturing processes are required to comply with the FDA’s Quality System Regulations, which cover the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our devices. The FDA enforces its Quality System Regulations through periodic unannounced inspections. If our manufacturing facility fails a Quality System inspection, our operations and manufacturing could be interrupted. Failure to take adequate and timely corrective action in response to an adverse Quality System inspection could force a shutdown of our manufacturing operations or a recall of our products. As we have outsourced a significant portion of our manufacturing to a contract manufacturer located in Costa Rica, we have limited direct control over the compliance of the facility which manufactures AeroForm. While we have implemented supplier and quality controls over the product being provided to us by the contract manufacturer, if the manufacturer does not comply with any relevant requirements, this may adversely affect our ability to manufacturer and sell AeroForm.

Compliance with these regulations can be complex, expensive and time-consuming. If we fail to comply with such regulations, we could be subject to the imposition of injunctions, suspensions or loss of regulatory approvals, product recalls, orders for repair, replacement or refund, customer notifications, termination of distribution, product seizures or civil penalties. In the most egregious cases, criminal sanctions or closure of our manufacturing facilities or those of our contract manufacturers or suppliers are possible. If we are required to shut down our manufacturing operations or recall any of our products, we may not be able to provide our customers with the quantity of products they require, and we could lose customers and suffer reduced revenue. If we are unable to obtain sufficient quantities of high quality products to meet customer demand on a timely basis, we could lose customers, our growth could be limited or halted and our business could be harmed. For example, in June 2018, we initiated a voluntary Class III recall of approximately 50 AeroForm Tissue Expander Systems. A Class III recall is a recall associated with distributed product in which use of, or exposure to, the product is not likely to cause adverse health consequences. Future recalls could divert management attention and financial resources and could harm our reputation with customers which in turn could have a material impact our financial results.

We are also subject to medical device reporting regulations that require us to report to the FDA if our products cause or contribute to a death or serious injury or if they malfunction. It is possible that claims could be made against us alleging that our products are defective or unsafe. Our failure to comply with applicable regulatory requirements could result in an enforcement action by the FDA. The identification of serious safety risks could result in product recalls or withdrawal of our clearance or approval. The imposition of any one or more of these penalties could have a negative effect on our business, product sales and profitability.

Furthermore, to maintain the CE Mark, The British Standards Institute, our Notified Body, will regularly audit our suppliers and manufacturers. Failure to comply with the applicable regulatory requirements can result in, among other things, temporary manufacturing shutdowns, product recalls, product shortages, bans on imports and exports and a damaged brand name.

Our third party contract manufacturer or component manufacturers may also be subject to the same sanctions and, as a result, may be unable to supply components for our products. Any failure to retain governmental clearances or approvals that we currently hold or to obtain additional similar clearances or approvals could prevent us from successfully marketing our products and technology and could harm our operating results. Furthermore, changes in the applicable governmental regulations could prevent further commercialization of our products and technologies and could harm our business.

Our presence in the international marketplace exposes us to foreign operational risks.

We sell AeroForm in Australia and the U.S. As a significant portion of the manufacturing of AeroForm is performed in Costa Rica, we are exposed to risks of foreign regulations in Costa Rica and national trade laws, including import and export laws as well as customs regulations and laws. There are potentially high compliance costs associated with these laws and failure to comply with any applicable law or regulatory obligations could result in penalties and/or enforcement action (for example, stoppages or delays in clearing our products through customs).

Risks Related to our CDIs and Common Stock

Our principal stockholders could collectively exert control over us and may not make decisions that in the best interests of all stockholders.

As of December 31, 2018, our principal stockholders beneficially owned a substantial percentage of our voting stock. If these significant stockholders were to act together, they would be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Accordingly, there is a risk that these stockholders, although unrelated to each other, may make collective decisions that do not accord with, or are not in the best interests of, other stockholders and CDI holders. For example, the principal stockholders could, through their concentration of ownership, delay or prevent a change of control, even if a change of control is in the best interests of our other stockholders and CDI holders.

Provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make an acquisition of us more difficult and may prevent attempts by stockholders to replace or remove current members of the Board.

Certain provisions of Delaware law, our Certificate of Incorporation and Bylaws could discourage, delay or prevent a change of control or deter tender offers for our common stock that stockholders and CDI holders may consider favorable, including transactions in which CDI holders might otherwise receive a premium for their CDIs.

Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder or CDI holder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us, and could effectively be used as an anti-takeover device.

Our Bylaws provide for an advance notice procedure for stockholders or CDI holders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors, and require that special meetings of stockholders be called only by our chairman of the board, chief executive officer, president or the board pursuant to a resolution adopted by a majority of the board.

The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Being a public company is expensive and administratively burdensome.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act). Although we have been listed on the ASX since 2015 and have been required to file financial information and make certain other filings with the ASX, our status as a U.S. reporting company under the Exchange Act will cause us to incur additional legal, accounting and other expenses that we have not previously incurred. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain approximately the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors (and the Audit and Risk Committee in particular) or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The costs and management time involved in complying with Delaware laws, Australian laws and U.S. reporting requirements are likely to be significant.

As a Delaware company with an ASX listing and a registration as a foreign company in Australia, we will need to ensure continuous compliance with Delaware law and relevant Australian laws and regulations, including the ASX Listing Rules and certain provisions of the Corporations Act. To the extent of any inconsistency between Delaware law and Australian law and regulations, we may need to make changes to our business operations, structure or policies to resolve such inconsistency. If we are required to make such changes, this is likely to result in interruptions to our operations, additional demands on key employees and extra costs.

The market price of our CDIs is subject to volatility.

The current market price of our CDIs may not be indicative of prices that will prevail in the trading markets in the future. The market price of our CDIs has been and could continue to be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include actual or anticipated variations in our operational results and cash flow, anticipated needs for additional capital, ability to generate positive gross margins, changes in financial estimates by securities analysts, trading volume, market conditions in the industry, the general state of the securities markets and the market for stocks of companies in our industry, governmental legislation or regulation, as well as general economic and market conditions, such as recessions.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

Following the rights offering, there is expected to be     shares of our common stock outstanding (equivalent to     CDIs). There are several stockholders that hold a significant number of shares of our common stock. Sales by one or more of these stockholders could cause significant fluctuation in the price of our CDIs. In the future, we may determine to raise capital through offerings of our common stock (or CDIs), securities convertible into our common stock or rights to acquire these securities or our common stock. In any case, the result could ultimately be dilutive to our common stock by increasing the number of shares outstanding. We cannot predict the effect this dilution may have on the price of our CDIs.

A small number of our stockholders could be able to significantly influence our business and affairs.

On the date of this U.S. Prospectus, our three largest stockholders beneficially owned over    % of our outstanding common stock. If all of the rights covered by this U.S. Prospectus are exercised, the aggregate beneficial ownership percentage of these stockholders should remain approximately the same. These stockholders, either acting alone or in cooperation with other of our significant stockholders, could be able to significantly influence our business and affairs. Accordingly, a small number of our stockholders could be able to control matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Risks Relating to the Rights Offering

If we do not raise the full amount of the rights offering, we may not be able to continue as a going concern.

Failure to raise the full amount of the funds sought under the rights offering could delay, reduce, or halt our commercialization and would impact our ability to continue as a going concern. We have no committed sources of capital funding and there is no assurance that additional funding, if required, will be available to us in the future or be secured on acceptable terms. If adequate funding is not available, we may no longer be a going concern and may be forced to curtail operations, including our commercial activities and research and development programs, or cease operations altogether, file for bankruptcy, or undertake any combination of the foregoing. In such event, our stockholders may lose their entire investment in our company.

Stockholders who do not fully exercise their rights will have their interests diluted by stockholders who do exercise their rights.

The rights offering is expected to result in our issuance of an additional     shares of our common stock (equivalent to     CDIs). If you choose not to fully take up your rights prior to the completion of the rights offering, your relative ownership interest in us will be diluted. The rights offering is also non-renounceable and as a result if you do not take up your rights then you will not receive any consideration or value for unused rights.

The Issue Price was determined by our board of directors after consideration of a number of factors and is not necessarily an indication of our value or the value of our common stock.

Each right entitles its holder to purchase    New CDIs for every     CDIs (or     CDIs for every     shares of common stock) held by them at an issue price of A$    per New CDI. Our board of directors determined that the Issue Price should be designed to provide an incentive to our current stockholders and CDI holders to take up their rights and purchase their pro rata allocation of New CDIs. This Issue Price was not intended to bear any relationship to the historical price of our CDIs or our past or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the Issue Price should not be considered an indication of the actual value of our company or of our common stock.

The price of our CDIs may decline before or after the completion of the rights offering.

We cannot assure you that the market price of our CDIs on ASX will not decline below the Issue Price after you elect to take up your rights. Additionally, the rights offering may cause an immediate decrease in the market price of our CDIs. If that occurs, you will have committed to buy New CDIs at a price above the prevailing market price and your application cannot be withdrawn. You will suffer an immediate unrealized loss on those New CDIs as a result. Moreover, we cannot assure you that following the rights offering you will be able to sell your New CDIs at a price equal to or greater than the Issue Price.

We may terminate the rights offering at any time prior to the completion of the offer period, and we will have no obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or terminate the rights offering prior to the completion of the offer period. If the rights offering is terminated, we will return as soon as possible all payments in relation to New CDIs, without interest or deduction.

You must act promptly and follow instructions carefully if you want to participate in the rights offering.

Eligible Holders and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase New CDIs in the rights offering must act promptly to ensure that all required payments and if applicable, the Entitlement and Acceptance Form are actually received by the CDI Registry, prior to the closing of the rights offering. The time period to participate in the rights offering is limited. If you or your nominee fails to follow the procedures that apply to the acceptance of your rights, we may, depending on the circumstances, reject your application or accept it only to the extent of the payment received. Neither we nor the CDI Registry undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect Entitlement and Acceptance Form or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an application follows the procedures that apply to the take up of your rights.

Management will have broad discretion as to the use of the net proceeds from the rights offering, and we may not use these proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from the rights offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our CDIs on ASX to decline.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This U.S. Prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements” related to management’s expectations about future conditions. When we use words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “will,” “should” or similar expressions, or the negative of these terms, or when we discuss our strategy or plans, we are making forward-looking statements.

Forward-looking statements are not guarantees of future results, levels of activity, performance or achievements. They involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to continue as a going concern;

•	the U.S. commercial market acceptance and U.S. sales of our product;

•	our ability or the ability of third-party contract manufacturer to build our product in sufficient quantities or at required quality standards to satisfy anticipated demand;

•	our ability to manufacture our product at a lower cost in order to generate positive gross margins;

•	our ability to obtain or maintain reimbursement for our current or new products;

•	our expectations with respect to the integrity or capabilities of our intellectual property positions.

These risks and uncertainties are discussed in more detail under “Risk Factors” in this U.S. Prospectus, in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018, and in the other documents on file with the SEC. You may obtain copies of these documents as described under the captions “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.”

 Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment. We have no obligation and make no undertaking to update or revise any forward-looking information.

 USE OF PROCEEDS

If the minimum subscription is achieved, our net proceeds from the rights offering will be approximately A$    million after expenses. If the rights offering is fully subscribed (including as a result of subscriptions under the Oversubscription Offer), our net proceeds from the rights offering will be approximately A$    million after expenses of the rights offering.

We expect to use the net proceeds from the rights offering (and the Oversubscription Offer and Shortfall Offer, to the extent applicable), together with other available funds, including cash on hand, to continue our U.S. commercialization effort, including continued investment in sales and marketing and manufacturing and product improvement, and for general corporate purposes. Our use of proceeds will be the same regardless of whether the minimum subscription or maximum subscription is achieved.

DIVIDEND POLICY

During 2018, 2017 and 2016 we did not declare or pay any dividends on our common stock and do not currently anticipate declaring or paying dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of the Board and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that the Board may deem relevant.

A loan and security agreement with Oxford Finance LLC prohibits us from paying any dividends without prior written consent.

MARKET INFORMATION

Our CDIs, each representing one-third of one share of our Class A Common Stock, have been listed on the Australian Securities Exchange (ASX) under the trading symbol “AXP” since June 22, 2015. Prior to such time there was no public market for our securities. There is no principal market in the U.S. for our CDIs or shares of our common stock. As of the record date for the rights offering, there were     holders of record of our common stock. This number does not include the number of persons or entities who hold stock in nominee or street name through various brokerage firms, banks and other nominees. On    , 2019 (Australian Eastern Standard time), the last closing sale price reported on the ASX for our CDIs was A$    per CDI.

Our high and low sales prices on the ASX for the respective periods are shown below, both in Australian dollars per CDI and in U.S. dollars per share of common stock. All currency conversions are based on the prevailing Australian dollar to U.S. dollar exchange rate applicable on the relevant date as reported by the Reserve Bank of Australia.

			High per share	Low per share
	High per	Low per	of common	of common
	CDI	CDI	stock	stock
Period	(A$)	(A$)	(US$)	(US$)
Fiscal Year 2019:
First Quarter+	0.04	0.027	0.09	0.06
Second Quarter (through April 14, 2019)+	0.035	0.035	0.09	0.07

Fiscal Year 2018:
First Quarter	0.76	0.43	1.82	0.98
Second Quarter	0.44	0.08	1.01	0.17
Third Quarter	0.10	0.08	0.29	0.17
Fourth Quarter	0.11	0.02	0.24	0.05

Fiscal Year 2017:
First Quarter	1.27	0.73	2.78	1.68
Second Quarter	0.93	0.65	2.14	1.49
Third Quarter	0.83	0.60	1.98	1.42
Fourth Quarter	0.83	0.65	1.96	1.48

+ The Company voluntarily suspended trading of its securities on March 29, 2019 (Australia time)

CAPITALIZATION

 The following table sets forth our capitalization as of December 31, 2018:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the receipt of the estimated net proceeds of A$    million from the rights offering, after deducting estimated offering expenses payable by us as described under “Use of Proceeds.”

You should read the data set forth in the table below in conjunction with our financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which are incorporated by reference into this prospectus.

All amounts below are shown in U.S. dollars. Currency conversions are based on the prevailing Australian dollar to U.S. dollar exchange rate on December 31, 2018 as reported by the Reserve Bank of Australia.

	As of December 31, 2018
(In thousands, except share and per share amounts)	Actual	As Adjusted
Cash and cash equivalents	$9,375	$
Stockholders' equity:
Preferred stock, par value of $0.001 per share, 10,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	$—
Class A Common Stock, par value of $0.001 per share, 600,000,000 shares authorized; 186,153,283 shares issued and outstanding, actual, shares issued and outstanding as adjusted	186
Additional paid-in capital	126,372
Accumulated other comprehensive income	—
Accumulated deficit	(122,032)

Total stockholders' equity	4,526

Total capitalization	$4,526	$

The number of our shares of common stock outstanding is based on 186,153,283 shares of common stock outstanding as of December 31, 2018, and excludes, as of December 31, 2018, the following:

•	14,376,488 shares of common stock issuable upon the exercise of stock options outstanding with a weighted average exercise price of $0.21 per share;

•	1,705,556 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $0.50; and

•	5,289,461 of common stock available for future issuance under our equity incentive plan.

DILUTION

Our net tangible book value as of December 31, 2018, was $4.5 million, or $0.02 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the issuance of a maximum of     shares of common stock in this rights offering, as represented by the New CDIs, at A$    per New CDI (A$    per share), and after deducting estimated offering expenses payable by us, our net tangible book value as of December 31, 2018, would have been $    million, or $    per share of common stock, based upon the exchange rate of $    per A$1.00. This represents an immediate increase in the net tangible book value of $    per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $    per share of our common stock to purchasers of the New CDIs. The following table illustrates this per share dilution:

Offering price per share			$
Net tangible book value per share as of December 31, 2018		$0.02
Increase per share attributable to purchasers of shares represented by New CDIs	$

As-adjusted net tangible book value per share after this offering			$

Net dilution per share to purchasers of shares represented by New CDIs			$

The above discussion and table are based on 186,153,283 shares of our common stock outstanding as of the close of business on December 31, 2018. This number excludes, as of the close of business on December 31, 2018:

•	14,376,488 shares of common stock issuable upon the exercise of stock options outstanding with a weighted average exercise price of $0.21 per share;
•	1,705,556 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $0.50 per share; and
•	5,289,461 of common stock available for future issuance under our equity incentive plan.

To the extent that outstanding options have been or may be exercised or other shares issued, holders of common stock and CDIs may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders and CDI holders.

The extent to which the rights offering has any effect on the relative ownership of the holders of our common stock and CDIs will be dependent on the extent to which such holders participate in the rights offering and the Oversubscription Offer, and the extent to which there is any remaining shortfall and the number of Shortfall CDIs issued in the Shortfall Offer. In particular:

(a)	Eligible Holders who do not take up their rights fully under the rights offering will have their relative ownership in us diluted.

(b)

Eligible Holders who take up their rights fully under the rights offering will either maintain their relative ownership in us or increase their relative ownership in us to the extent that there remains a shortfall after the rights offering closes and no Shortfall CDIs are subsequently issued under the Shortfall Offer.

(c)	Eligible Holders who take up their rights fully under the rights offering and receive Additional New CDIs under the Oversubscription Offer, will increase their relative ownership in us.

(d)	Ineligible Holders will have their relative ownership in us diluted.

EFFECT OF THE RIGHTS OFFERING ON THE CONTROL OF AIRXPANDERS

If all Eligible Holders participate in the rights offering, we do not anticipate that the rights offering will have a material effect on the control of AirXpanders. However, it may be possible for an Eligible Holder to increase its relative ownership in us if there are Additional New CDIs available under Oversubscription Offer and limited demand from other Eligible Holders under the rights offering and Oversubscription Offer. Furthermore, under the Shortfall Offer, third party investors (which could include our stockholders or CDI holders) will be purchasing any New CDIs not otherwise purchased by Eligible Holders under the rights offering or Oversubscription Offer, or that would have been issuable to Ineligible Holders if they had been Eligible Holders. To the extent that Eligible Holders do not participate in the Rights Offering or the Oversubscription Offer, third party investors may purchase such New CDIs, which will result in the ownership of those New CDIs (and the shares of common stock underlying those New CDIs) by those investors, and the resulting decrease in percentage beneficial ownership of the holders of common stock, whether directly or through the holding of CDIs.

THE RIGHTS OFFERING

The Rights

We are distributing to eligible holders of record of our common stock and CDIs (see below) as of 7:00 p.m., Australian Eastern Standard time, on    , 2019, at no charge, a right to purchase     New CDIs for every     CDIs (or     CDIs for every     shares of common stock) held by them on the Record Date (defined below). Fractional entitlements to New CDIs have been rounded up to the nearest whole number of New CDIs. We expect to issue a total of approximately     New CDIs (equivalent to     shares of common stock) if all rights are accepted or are otherwise taken up via the rights offering, Oversubscription Offer or Shortfall Offer.

The rights offering is not underwritten.

Record Date

The record date for the rights offering, which is the date that will be used to determine the CDI holders and stockholders entitled to participate in the rights offering, is 7:00 p.m. (Australian Eastern Standard time) on    , 2019 (Record Date).

Eligible Holders

The rights offering will be made to all holders of our common stock and CDIs as at the Record Date with a registered address in Australia or New Zealand (Eligible Holders). CDI holders and stockholders with a registered address outside Australia and New Zealand, or who are US Persons (as defined in Regulation S under the US Securities Act of 1933) or who are acting for the account or benefit of such persons, are considered ineligible (Ineligible Holders) and cannot participate in the rights offering.

Issue Price

The issue price is A$    per CDI (Issue Price).

The Issue Price represents a    % discount to our closing CDI price on    , 2019 (Australian Eastern Standard time), the trading day immediately prior to our company entering into the trading halt which preceded the voluntary suspension on ASX, and a    % discount to the five trading day VWAP of the CDIs ending on    , 2019 (Australian Eastern Standard time).

Oversubscription Offer

If you elect to purchase all of the New CDIs available to you pursuant to your rights, you may also elect to subscribe for Additional New CDIs regardless of the size of your present holding. There is no guarantee that you will receive the amount of Additional New CDIs applied for, if any. The pool of Additional New CDIs will include any New CDIs that relate to rights that have not been accepted by Eligible Holders under the rights offering and that would have been issuable to Ineligible Holders if they had been Eligible Holders. This is called the Oversubscription Offer.

We will seek to honor applications for Additional New CDIs under the Oversubscription Offer in full. However, if there are insufficient Additional New CDIs available, you may be allocated fewer Additional New CDIs than you applied for. In such circumstances, we intend to scale back applications on a pro rata basis. Any decision made regarding the operation of a scale back will be made by the board of directors in its absolute discretion.

The board of directors reserve the right at their absolute discretion to reject any application for Additional New CDIs or to issue a lesser number of Additional New CDIs than applied for, and it is an express term that applications for Additional New CDIs will be bound to accept a lesser number of Additional New CDIs allocated to them then applied for.

Payments in respect of Additional New CDIs are due at the time payment is made for New CDIs. Any excess payments (but only where the excess amount is A$2.00 or greater) will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Allocation of shortfall

If you are an Eligible Holder and do not take up your rights to New CDIs in full, or if you are an Ineligible Holder, the New CDIs representing your rights (in the case of Ineligible Holders, the rights you would have had if you were an Eligible Holder) will form the shortfall.  The resulting shortfall will be allocated to Eligible Holders who apply for Additional New CDIs under the Oversubscription Offer. To the extent that any New CDIs remain after the allocations in the Oversubscription Offer, this will form the Shortfall CDIs which will be available for purchase under the Shortfall Offer.

Closing Date of the Rights Offering

The rights offering is scheduled to close at 5:00 p.m., Australia Eastern Standard time, on    , 2019 (Closing Date), unless the offer period is extended by us. We currently do not intend to extend the offer period. If you choose not to fully take up your rights, your relative ownership in us will be diluted and you will lose any value represented by their rights.

We may extend the Closing Date by announcing the extension to ASX no later than three business days prior to the most recently announced Closing Date.

Issuance of New CDIs

If the minimum subscription (defined below) is achieved, we currently expect that New CDIs and Additional New CDIs will be issued by    , 2019, and that holding statements will be posted by    , 2019.

Ranking of New CDIs

When issued, the New CDIs, the Additional New CDIs and the Shortfall CDIs will be fully paid and will rank equally with existing CDIs.

Choices available to Eligible Holders

If you are an Eligible Holder, the following choices are available to you:

●	take up all or part of your rights by participating in the rights offering;

●	take up your rights in full and apply for Additional New CDIs in the Oversubscription Offer; or

●	allow your rights to lapse.

Method of Purchase — Acceptance and Payment by Eligible Holders

If you decide to take up your rights and purchase some of all of the New CDIs offered to you, please follow the instructions set out in the personalized Entitlement and Acceptance Form. If you wish to purchase Additional New CDIs, you can complete the relevant section of the Entitlement and Acceptance Form (titled "Number of Additional New CDIs applied for"). Payment for New CDIs (and any Additional New CDIs) must be received as cleared funds by no later than 5:00 p.m. (Australian Eastern Standard time) on    , 2019. Your payment must be made in Australian dollars for the full number of New CDIs and Additional New CDIs (if any) you are purchasing by:

•	cheque drawn on and payable at any Australian bank;

•	bank draft or money order drawn on and payable at any Australian bank; or

•	BPAY®.

If you wish to pay by BPAY®, you do not need to return the Entitlement and Acceptance Form. You simply need to follow the instructions on the Entitlement and Acceptance Form. Different financial institutions may implement earlier cut-off times with regards to electronic payment, so please take this into consideration when making payment by BPAY®. It is your responsibility to ensure that funds submitted through BPAY® are received by no later than 5:00 p.m. (Australian Eastern Standard time) on the Closing Date.

We will treat you as applying for as many New CDIs (and Additional New CDIs, if applicable) as your payment will pay for in full. Amounts received in excess of payment for your pro rata entitlement will be refunded.

Cheques, bank drafts and money orders must be made payable to “AirXpanders, Inc.” and crossed ‘Not Negotiable’. Cash payments will not be accepted. Receipts for payment will not be provided.

We will not be responsible for any postal or delivery delays or delay in the receipt of your BPAY® payment.

Return completed Entitlement and Acceptance Form and Payment

Unless you are paying by BPAY®, completed Entitlement and Acceptance Forms and payment of application money should be forwarded to the CDI Registry by mail in the enclosed prepaid envelope or, if you are outside of Australia or do not use the prepaid envelope, by mail addressed to:

AirXpanders, Inc.
c/- Computershare Investor Services Pty Ltd

GPO Box 505 Melbourne
Victoria 3001 Australia

Completed Entitlement and Acceptance Forms and payments must be received by 5.00pm (Australian Eastern Standard time) on the Closing Date. If you wish to pay by BPAY®, you do not need to return the Entitlement and Acceptance Form.

Please note that a payment made through BPAY® or a completed and lodged Entitlement and Acceptance Form together with the payment of requisite application money constitutes a binding offer to acquire New CDIs (and Additional New CDIs, if applicable) on the terms and conditions set out herein and, once lodged or paid, cannot be withdrawn.

Representations you will be taken to make by acceptance

By completing and returning your Entitlement and Acceptance Form or making a payment by BPAY®, you will be deemed to have:

(a)

represented and warranted that that there has been no breach by you of the laws of the country which apply to you and are relevant to you applying for New CDIs under the rights offering and if applicable, Additional New CDIs under the Oversubscription Offer;

(b)

acknowledged that you have fully read and understood the Australian Prospectus, this U.S. Prospectus and the Entitlement and Acceptance Form in their entirety and you acknowledge the matters and make the warranties and representations and agreements contained in the Australian Prospectus, this U.S. Prospectus and the Entitlement and Acceptance Form;

(c)	agreed to be bound by the terms of the rights offering, the provisions of the Australian Prospectus, this U.S. Prospectus and our certificate of incorporation and bylaws;
(d)	authorized us to register you as the holder of the New CDIs and if applicable, any Additional New CDIs, allotted to you;

(e)	declared that you are over 18 years of age and have full legal capacity and power to perform all your rights and obligations under the rights offering;
(f)	acknowledged that once we receive your Entitlement and Acceptance Form or any payment of application monies via BPAY®, you may not withdraw your application or funds provided except as allowed by law;
(g)

agreed to apply for and be issued up to the number of New CDIs and Additional New CDIs specified in the Entitlement and Acceptance Form, or for which you have submitted payment of any application monies via BPAY®, at the Issue Price per New CDI;

(h)	authorized us, the CDI Registry and our respective officers, employees or agents to do anything on your behalf necessary for New CDIs to be issued to you;
(i)	declared that you were the registered holder at the Record Date of the CDIs or shares of common stock indicated in the Entitlement and Acceptance Form as being held by you on the Record Date;
(j)

acknowledged that the information contained in the Australian Prospectus, this U.S. Prospectus and your Entitlement and Acceptance Form is not investment advice nor a recommendation that the New CDIs or Additional New CDIs are suitable for you given your investment objectives, financial situation or particular needs;

(k)	acknowledged the statement of risks in the “Risk Factors” and that investments in us are subject to risk;
(l)

acknowledged that none of us or our related bodies corporate, affiliates and none of our or their respective directors, officers, partners, employees, representatives, agents, consultants or advisers, guarantees our performance, nor do they guarantee the repayment of capital;

(m)	agreed to provide any requested substantiation of your eligibility to participate in the rights offering and your holding of CDIs on the Record Date; and
(n)	authorized us to correct any errors in your Entitlement and Acceptance Form.

Minimum subscription required

The rights offering (including amounts raised under the Oversubscription Offer) is subject to achieving a minimum subscription of A$            to complete the rights offering (minimum subscription). If the minimum subscription is not achieved within months of the date of this U.S. Prospectus, we will repay all application monies in full, without interest or deduction.

Cooling off rights

Cooling off rights do not apply to an investment in New CDIs. You cannot withdraw your application once it has been made.

Refunds of excess payments

Any payments received for more than the number of New CDIs or Additional New CDIs issued to you (but only where the excess amount is A$2.00 or greater) will be refunded in Australian dollars as soon as reasonably practicable following the close of the rights offering. No interest will be paid on any such payments.

Payment of any refund will be made either by cheque mailed to your address as last recorded in our register of members; or direct credit, but only where you have previously nominated to receive payment of dividends by direct credit and have not withdrawn that nomination. In all cases, the payment method will be at our discretion.

Your Funds Will Be Held by the CDI Registry Until The New CDIs And Any Additional New CDIs Are Issued

The CDI Registry will hold your application monies in a segregated account with other payments received from other Eligible Holders until we issue the New CDIs and any Additional New CDIs.

Any interest earned on payments of the Issue Price will be for our benefit and will be retained by us irrespective of whether any issue of New CDIs or Additional New CDIs takes place.

Notice to Nominees

The rights offering (and Oversubscription Offer) is being made to Eligible Holders only. Nominees with registered addresses in the eligible jurisdictions, may participate in the rights offering in respect of some or all of the beneficiaries on whose behalf they hold existing CDIs or shares of common stock provided that the applicable beneficiary would satisfy the criteria for an Eligible Holder.

Brokers, banks, custodians and other nominees should note that any underlying beneficial securityholders who are not Eligible Holders are ineligible to apply for New CDIs under the rights offering. If you are a nominee for underlying beneficial securityholders who are not Eligible Holders:

●

you must not send any material relating to the rights offering (including this U.S. Prospectus, the Australian Prospectus and the Entitlement and Acceptance Form) to any of your clients who are not Eligible Holders; and

●	you must not submit a personalised Entitlement and Acceptance Forms nor apply for New CDIs or Additional New CDIs on behalf of securityholders who are not Eligible Holders.

We are not required to determine whether or not any registered holder is acting as a nominee or the identity or residence of any beneficial owners of CDIs or shares of common stock. Where any holder is acting as a nominee for a foreign person, that holder, in dealing with its beneficiary, will need to assess whether indirect participation by the beneficiary in the rights offering is compatible with applicable foreign laws. Brokers, banks, custodians and other nominees are advised to seek independent legal advice as to how to proceed in this regard.

Transferability of Rights

The rights offering is non-renounceable. The rights are non-transferable and cannot be sold, traded on the ASX or any other exchange, nor can they be privately transferred or assigned.

Extensions and Termination

We may extend the Closing Date by announcing the extension to ASX no later than three business days prior to the most recently announced Closing Date. In addition, while we have no intention of terminating the rights offering (unless the minimum subscription is not achieved), we have reserved the right to terminate the rights offering at any time, subject to applicable laws. If the rights offering is terminated, we will return as soon as practicable all payments in relation to New CDIs and Additional New CDIs not already issued in accordance with the Corporations Act, without interest or deduction.

No Board Recommendation

Neither we nor our board of directors has made any recommendation as to whether you should take up your rights or participate in the Oversubscription Offer. You should make those decisions based upon your own assessment of your best interests. Our directors (and their respective associates) may purchase New CDIs under the rights offering to the extent they are Eligible Holders. However, our directors (and their respective associates) are not entitled to participate in the Oversubscription Offer.

Shortfall Offer

Any New CDIs are not purchased under the rights offering or Oversubscription Offer will form the Shortfall CDIs which will be available for purchase under the Shortfall Offer. The issue price for each Shortfall CDI to be issued under the Shortfall Offer will be A$   (the same issue price as under the rights offering).

The Shortfall Offer is a separate offer to the rights offering and will remain open for up to three (3) months following the closing date of the rights offering.

The Shortfall Offer will only be extended to specific parties (which may include our stockholders and CDI holders) on invitation from the board of directors. The board of directors reserve the right to issue the Shortfall CDIs at their discretion to third parties within three (3) months after the closing date of the rights offering.

Application forms in respect of the Shortfall Offer will only be provided to investors who are invited by us to participate in the Shortfall Offer. Such investors will need to follow the procedure advised to them by us for applications under the Shortfall Offer.

Shares of Common Stock Outstanding after the Rights Offering

The following table sets out the number of shares of our common stock outstanding (and equivalent CDIs) on the date of this U.S. Prospectus and subject to the rounding of fractional entitlements under the rights offering, the total number of shares of our common stock outstanding (and equivalent CDIs) at completion of the rights offering (and the Oversubscription Offer and Shortfall Offer, to the extent applicable) assuming a minimum subscription of A$            and a maximum subscription of A$                     . These numbers do not include shares that we are required to issue upon the exercise of outstanding stock options and warrants.

	Number on issue on date of this U.S. Prospectus	Minimum subscription – number to be issued	Maximum subscription – number to be issued
Shares of common stock	186,153,283
Equivalent number of CDIs	558,459,849
	Total number of shares of common stock
	Total equivalent number of CDIs

No rights offering outside of Australia and New Zealand

The rights offering (and Oversubscription Offer) is not being extended to holders of our common stock and CDIs in jurisdictions outside of Australia and New Zealand and no action has been taken to permit the rights offering (and Oversubscription Offer) being made under the laws of any jurisdiction other than Australia and New Zealand. The distribution of this U.S. Prospectus (including any electronic copy) outside of Australia and New Zealand may be restricted by law.

To the extent the Shortfall Offer is made to investors outside Australia, the Shortfall Offer is made without disclosure, a prospectus, lodgment, filing or registration, or other requirements of any applicable foreign securities law, and only in circumstances where it is lawful to do so.

Important information for New Zealand residents

The CDIs are not being offered to the public within New Zealand other than to existing holders of our common stock and CDIs with a registered address in New Zealand to whom the offer of these securities is being made in reliance on the Financial Markets Conduct Act 2013 and the Financial Markets Conduct (Incidental Offers) Exemption Notice 2016.

This U.S. Prospectus has been prepared in compliance with U.S. law and has not been registered, filed with or approved by any New Zealand regulatory authority. This U.S. Prospectus is not a product disclosure statement under New Zealand law and is not required to, and may not, contain all the information that a product disclosure statement under New Zealand law is required to contain.

Questions

If you have any questions about or require assistance regarding the rights offering, please contact the CDI Registry between 8:30 a.m. and 5:00 p.m. (Australian Eastern Standard time):

Within Australia, please call                       .

Outside Australia, please call +61                              .

DESCRIPTION OF CAPITAL STOCK

The total number of shares of capital stock that we have authority to issue is 610,000,000, consisting of 600,000,000 shares of Class A Common Stock, par value $0.001 per share  and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this U.S. Prospectus, 186,153,283 shares of Class A Common Stock and no shares of preferred stock were issued and outstanding. The following summary of certain provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and the Bylaws, each of which is included as an exhibit to the registration statement of which this U.S. Prospectus is a part.

Common Stock

Class A Common Stock

The following is a summary of the material rights of our Class A Common Stock as set forth in our certificate of incorporation and bylaws.

Transfer Agent. The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A. Its address is 250 Royal Street, Canton, Massachusetts 02021.

Voting Rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. The certificate of incorporation and by-laws do not provide for cumulative voting rights in connection with election of directors unless, at the time of such election, AirXpanders is subject to Section 2115(b) of the California General Corporation Law.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of outstanding shares of Class A Common Stock may receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. AirXpanders has never issued a dividend on shares of its Class A Common Stock and has no intention to do so in the future.

Liquidation. In the event of liquidation, dissolution or winding up of AirXpanders, the assets legally available for distribution shall be distributed ratably to the holders of shares of Class A Common Stock and preferred stock, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of Class A Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of the holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that AirXpanders may designate and issue in the future.

Fully Paid and Nonassessable. All outstanding shares of Class A Common Stock are fully paid and nonassessable.

CDIs

In order for our shares of common stock in the form of CDIs to trade electronically on the ASX, we participate in the electronic transfer system known as the Clearing House Electronic Subregister System, or CHESS, operated by ASX Settlement Pty Limited, or ASX Settlement. ASX Settlement provides settlement services for ASX markets to assist participants and issuers to understand the operation of the rules and procedures governing settlement facilities. The ASX Settlement Operating Rules form part of the overall listing and market rules which we are required to comply with as an entity listed on ASX.

CHESS is an electronic system which manages the settlement of transactions executed on ASX and facilitates the paperless transfer of legal title to ASX quoted securities. CHESS cannot be used directly for the transfer of securities of companies domiciled in certain jurisdictions outside of Australia, such as the United States. Accordingly, to enable our shares of common stock to be cleared and settled electronically through CHESS, we have issued and will continue to issue depositary interests called CDIs.

CDIs confer the on the CDI holder the beneficial ownership in the shares of common stock, with three CDIs representing an interest in one share. The legal title to such shares is held by CHESS Depositary Nominees Pty Limited, a subsidiary of ASX Limited, which acts as our Australian depositary and issues the CDIs.

A holder of CDIs who does not wish to have their trades settled in CDIs may request that their CDIs be converted into shares of common stock, in which case legal title to the shares of common stock will be transferred to the holder of CDIs.

The transfer agent and registrar for our CDIs (known in Australia as a ‘securities registry’) is Computershare Investor Services Pty Limited (CDI Registry). Its address is GPO Box 505, Melbourne, Victoria 3001, Australia and its telephone number is           (within Australia) or +61               (outside of Australia).

SHARES ELIGIBLE FOR FUTURE SALE

After completion of the rights offering, approximately     shares of our common stock will be outstanding. By virtue of the registration statement of which this U.S. Prospectus is a part, all of these shares will be freely tradable without restriction under the Securities Act except for any shares held at any time by any of our “affiliates,” as that term is defined under Rule 144 promulgated under the Securities Act. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time.

As of December 31, 2018:

•                  14,376,488 shares of our common stock are subject to options to acquire shares of our common stock;

•                  1,705,556 shares of our common stock are subject to warrants to acquire shares of our common stock; and

•                  all shares of our common stock are freely tradeable or could be sold pursuant to Rule 144.

Rule 144

In general, under Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell those securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and are current in filing our periodic reports. Persons who have beneficially owned restricted shares of common stock for at least six months, or hold unrestricted shares, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed 1% of the number of our common stock then outstanding. Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144 and to the availability of current public information about us.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion describes the material U.S. federal income tax consequences to “non-U.S. holders” (as defined below) of the receipt and exercise (or expiration) of the rights acquired through the rights offering and the ownership and disposition of the New CDIs representing our common stock received upon exercise of the rights. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the rights or the New CDIs. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of the rights by a non-U.S. holder, holding shares of our common stock or the CDIs representing our common stock, the exercise (or expiration) of the rights, and the acquisition, ownership and disposition of the New CDIs acquired upon exercise of the rights.

This discussion is limited to the rights acquired through this rights offering and the New CDIs acquired upon exercise of those rights, in each case, that are held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding our common stock, the CDIs representing our common stock, the rights or the New CDIs as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities or currencies or traders that elect to mark-to-market their securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);

•	real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock, the CDIs representing our common stock, the rights or the New CDIs under the constructive sale provisions of the Code;

•	persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement (as defined in the Code);

•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•

persons who received, hold or will receive shares of our common stock or the CDIs representing our common stock or the rights pursuant to the exercise of any employee stock option or otherwise as compensation and persons who hold restricted shares of our common stock; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the CDIs representing our common stock, the rights or the New CDIs acquired upon exercise of the rights, as the case may be, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF RIGHTS, AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NEW CDIs ACQUIRED UPON EXERCISE OF THE RIGHTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a non-U.S. holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of shares of our common stock, the CDIs representing our common stock, the rights or the New CDIs acquired upon exercise of the rights that, for U.S. federal income tax purposes, is neither an entity treated as a partnership for U.S. federal income tax purposes nor:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable U.S. Treasury Regulations to continue to be treated as a United States person.

CDIs treated as our common stock

The discussion below assumes that the Company and the depositary nominee will comply with the ASX Settlement Operating Rules with respect to the existing and New CDIs. Generally, a holder of a CDI should be treated for U.S. federal income tax purposes as holding the common stock represented by the CDI. Accordingly, no gain or loss will be recognized upon an exchange of a CDI representing our common stock for our common stock. However, the U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of a CDI and the issuer of the security underlying such CDI may be taking actions that are inconsistent with the holder of the CDIs having beneficial ownership of the underlying security. Accordingly, certain anticipated tax consequences, such as the creditability of foreign taxes, if any, and the eligibility of favorable dividend rates for those non-U.S. holders paying U.S. tax at regular U.S. tax rates, could be affected by actions taken by intermediaries in the chain of ownership between the holders of the CDIs and us if, as a result of such actions, the holders of the CDIs are not properly treated as beneficial owners of our underlying common stock.

Receipt of the rights

Although the authorities governing rights offerings are complex and do not speak directly to the consequences of all possible aspects of this rights offering, we do not believe a U.S. holder’s receipt of the rights pursuant to this rights offering should be treated as a taxable distribution with respect to its existing shares of common stock or CDIs representing our common stock, as applicable, for U.S. federal income tax purposes. Section 305(a) of the Code generally provides that the receipt by a stockholder of a right to acquire stock is not included in the taxable income of the stockholder; however, the general non-recognition rule in Section 305(a) of the Code is subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is generally a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) and an increase in the proportionate interest of other stockholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) in a corporation’s assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or property (other than stock or rights to acquire stock) with respect to: (i) our common stock or (ii) options or warrants to acquire our common stock. Currently we do not intend to make any future distributions of cash or property (other than stock or rights to acquire stock) with respect to: (i) our common stock or (ii) options or warrants to acquire our common stock; however, there is no guarantee that we will not make such distributions in the future. In addition, we do not currently have any convertible debt outstanding nor do we currently intend to issue any convertible debt.

Our position regarding the tax-free treatment of the right distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether because, contrary to our expectations, distributions of cash or property (other than stock or rights to acquire stock) are made with respect to our common stock, options or warrants, or because the issuance of the rights is otherwise a “disproportionate distribution,” the rights could be taxable to non-U.S. holders of our common stock and CDIs representing our common stock (based on their fair market value at the time of the distribution) in the same manner as described in “—Distributions on our common stock.” Although no assurance can be given, the Company anticipates that it will not have current or accumulated earnings and profits through the foreseeable future.

The following discussion assumes the treatment of the right issuance will be a non-taxable distribution with respect to a non-U.S. holder’s existing shares of our common stock or CDIs representing our common stock for U.S. federal income tax purposes.

Tax basis in the rights

If the fair market value of the rights a non-U.S. holder receives is less than 15% of the fair market value of the non-U.S. holder’s existing shares of common stock or the CDIs representing our common stock (in each case, with respect to which the rights are distributed) on the date the non-U.S. holder receives the rights, the rights will generally be allocated a zero tax basis for U.S. federal income tax purposes. As an alternative, a non-U.S. holder may elect to allocate the tax basis in the non-U.S. holder’s existing shares of common stock or the CDIs representing our common stock between the existing shares of common stock or the CDIs representing our common stock and the rights in proportion to the relative fair market values of the existing shares of common stock or the CDIs representing our common stock and the rights as determined on the date of receipt of the rights. If a non-U.S. holder chooses to allocate tax basis between the holder’s existing common shares or the CDIs representing our common stock and the rights, the non-U.S. holder must make this election on a statement included with the non-U.S. holder’s timely filed tax return (including extensions) for the taxable year in which the non-U.S. holder receives the rights. Such an election is irrevocable.

However, if the fair market value of the rights a non-U.S. holder receives is 15% or more of the fair market value of the non-U.S. holder’s existing shares of common stock or the CDIs representing our common stock on the date the non-U.S. holder receives the rights, then the non-U.S. holder must allocate tax basis in the existing shares of our common stock or the CDIs representing our common stock between those shares or CDIs and the rights the non-U.S. holder receives in proportion to their fair market values determined on the date the non-U.S. holder receives the rights. Please refer to the discussion below regarding the U.S. tax treatment of a non-U.S. holder that, at the time of the receipt of the rights, no longer holds the common stock or the CDIs with respect to which the rights were distributed.

The fair market value of the rights on the date that the rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the rights on that date. In determining the fair market value of the rights, non-U.S. holders should consider all relevant facts and circumstances, including without limitation any difference between the subscription price of the rights and the trading price of the CDIs representing shares of our common stock on the date that the rights are distributed, the length of the period during which the rights may be exercised and the fact that the rights are non-transferable.

Exercise of the rights

A non-U.S. holder will not recognize gain or loss upon the exercise of a right received in this rights offering. A non-U.S. holder’s adjusted tax basis, if any, in the right plus the subscription price will be the initial tax basis of the New CDIs acquired upon exercise of the right. The holding period of the New CDIs acquired upon exercise of a right in this rights offering will begin on they after the date of exercise.

Expiration of the rights

If the rights received by a non-U.S. holder in this rights offering expire unexercised, the non-U.S. holder should not recognize any gain or loss for U.S. federal income tax purposes, and the non-U.S. holder should re-allocate any portion of the tax basis in its existing common shares or the CDIs representing our common stock previously allocated to the rights that have expired back to the existing common shares or the CDIs representing our common stock.

If, at the time of the receipt or expiration of the right, the non-U.S. holder no longer holds the common stock or the CDIs representing our common stock with respect to which the right was distributed, then certain aspects of the tax treatment of the receipt, exercise and expiration of the right are unclear, including (1) the allocation of the tax basis between the shares of our common stock or the CDIs representing our common stock previously sold and the right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock or the CDIs representing our common stock previously sold, and (3) the impact of such allocation on the tax basis of the New CDIs acquired upon exercise of the right. If a non-U.S. holder exercises a right received in this rights offering after disposing of shares of the common stock or the CDIs representing our common stock with respect to which the right is received, the non-U.S. holder should consult its tax advisor.

Distributions on our common stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its shares of our common stock or the CDIs representing our common stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock or the CDIs representing our common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, since we may not know at that time the amount of our earnings and profits, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock or the CDIs representing our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (1) an applicable income tax treaty or (2) the non-U.S. holder holding our common stock or the CDIs representing our common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above, and subject to the discussion below on backup withholding and foreign accounts), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or other disposition of our common stock or the CDIs

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock or the CDIs representing our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock or the CDIs representing our common stock constitute a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our common stock or the CDIs representing our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such non-U.S. holder is a United States person and the holder timely certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our common stock and the CDIs representing our common stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our common stock and the CDIs representing our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our common stock and the CDIs representing our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner timely certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise timely establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock or the CDIs representing our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend.

Under applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends (including deemed dividends).  While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, recently proposed Treasury Regulations provide that the withholding provisions under FATCA do not apply with respect to payments of gross proceeds from the sale or other disposition of our common stock, and these proposed Treasury Regulations may be relied upon by taxpayers until final Treasury Regulations are issued.

 [1]Update

Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

CERTAIN AUSTRALIAN TAX CONSEQUENCES

The taxation consequences of investing in CDIs (or the underlying shares) will depend on your particular circumstances. It is your responsibility to satisfy yourself of the particular taxation treatment that applies to you by consulting your own professional tax advisers before investing in CDIs. Neither AirXpanders nor any of its officers, employees, agents and advisers accepts any liability or responsibility in respect of the taxation consequences connected with an investment in CDIs.

Australian taxation

This Section provides a general statement of the Australian income tax, goods and services tax and stamp duty consequences for Australian tax resident investors that acquire and hold CDIs on capital account. However, this section does not consider the taxation consequences of converting CDIs to shares (or vice versa).

It does not apply to CDI holders who are subject to the operation of the taxation of financial arrangement provisions in Division 230 of the Income Tax Assessment Act 1997, who acquire their CDIs under an employee share scheme or that hold their CDIs as trading stock or otherwise on revenue account. This Section also does not address the foreign tax consequences for any investor.

The following summary is based on the relevant Australian taxation laws as at the date of this U.S. Prospectus, except where otherwise indicated. These laws, and their interpretation by the Courts, are subject to change from time to time.

Receipt of dividends on CDIs

If a dividend is paid by AirXpanders, an Australian resident CDI holder must include the dividend in his, her or its assessable income. As AirXpanders is not an Australian tax resident company, its dividends will be unfranked, even if it has been subject to tax on any Australian source income.

Where the dividend is subject to withholding tax in the U.S., the gross amount of the dividend is generally included in assessable income and an Australian resident CDI holder may be entitled to a foreign income tax offset equal to:

●	the U.S. tax withheld if the total foreign income tax paid or claimed by the holder in the applicable tax year is less than A$1,000 or,

●	in any other case, the lesser of the U.S. tax and the notional Australian tax payable on the dividend.

However, the dividend will not be assessable (and no offset will apply) to a company (not acting as a trustee) that holds a 10% or greater participation interest in AirXpanders.

Disposal of CDIs

The disposal of CDIs will give rise to a CGT event for an Australian resident. Unless any CGT roll-over relief applies, an Australian resident will make:

●	a capital gain to the extent the capital proceeds from the disposal of the CDIs are greater than the cost base of the CDIs; or

●	a capital loss to the extent the capital proceeds from the disposal of the CDIs are less than the reduced cost base of the CDIs.

The capital proceeds is the total of the money and the market value of any other property received or receivable for the disposal of the CDIs.

The cost base and reduced cost base of the CDIs for the purpose of working out a capital gain or loss on disposal will include the money paid to acquire the CDIs plus any incidental costs of acquisition and disposal (e.g. brokerage).

An Australian resident taxpayer must include any net capital gain (after taking account of capital losses) in his, her or its assessable income for the income year in which the CGT event occurs, subject to any CGT discount (see below). A net capital loss may generally be carried forward to offset capital gains made in a later income year, however a taxpayer that is a company will need to satisfy certain carry forward loss utilisation tests in order to do so.

No foreign resident capital gains withholding will apply if the disposal is effected on the ASX or through a crossing system. If the disposal is made off-market, no withholding will apply where the CDI holder has provided the purchaser with a declaration that the CDI holder is an Australian resident for tax purposes when the transaction is entered into.

CGT discount

A CDI holder that is an individual, the trustee of a trust or a complying superannuation entity may be entitled to the CGT discount on the disposal of CDIs that have been held for at least 12 months before the CGT event.

The CGT discount reduces the capital gain otherwise assessable (after taking account of any capital losses) by:

●	50% in the case of an individual or the trustee of a trust; or

●	33⅓% in the case of a complying superannuation entity.

The discount may be reduced for any part of the ownership period that the CDI holder is a foreign or temporary resident.

The Australian Labor party has announced that if it is elected in the Federal election due to be held sometime in May 2019 it intends to halve the CGT discount from 50% to 25% for all assets purchased after a certain date (to be determined). Labor have stated that this policy change is not intended to affect investments made by superannuation funds.

No CGT discount applies to a company which holds CDIs. However, a company which holds a direct voting interest of 10% or more of AirXpanders may be entitled to reduce the capital gain to the extent AirXpanders’ underlying assets are active foreign business assets.

Goods and services tax (GST) considerations

A CDI holder should not be liable to pay GST on the acquisition or disposal of CDIs. However, GST may be payable on brokerage fees.

Stamp duty considerations

A CDI holder should not be liable to pay stamp duty as a consequence of the acquisition or disposal of CDIs.

Interaction between Australian and U.S. tax consequences for Australian tax resident CDI holders

The receipt of dividends by an Australian tax resident CDI holder and the disposal of CDIs by an Australian tax resident CDI holder may, in some circumstances, give rise to both Australian and U.S. tax.

Whether a tax credit is available in one jurisdiction to offset the tax paid in the other jurisdiction will depend upon the CDI holder’s particular circumstances.

PLAN OF DISTRIBUTION

We intend to distribute the rights, copies of the Australian Prospectus, this U.S. Prospectus and personalized Entitlement Acceptance Forms to those persons who are holders of our CDIs or common stock with a registered address in Australia or New Zealand at 7:00 p.m. on    , 2019, the Record Date for the rights offering, promptly following the effective date of the registration statement of which this U.S. Prospectus is a part. The rights entitle holders thereof to purchase     New CDIs for every    CDIs (or     CDIs for every     shares of common stock) held by them on the Record Date. Fractional entitlements for New CDIs have been rounded up to the nearest whole number of New CDIs.

If you wish to exercise your rights and purchase New CDIs, you should complete the personalized Entitlement Acceptance Forms and return it with payment for the New CDIs as described in “The Rights Offering”. If you elect to purchase all of the New CDIs available to you pursuant to your rights and wish to purchase Additional New CDIs under the Oversubscription Offer, you should similarly complete the personalized Entitlement Acceptance Forms and return it with payment for the Additional New CDIs as described in “The Rights Offering”.  If you have any questions or need further information about this rights offering and the Oversubscription Offer, please call the CDI Registry on                   (within Australia) or +61                    (outside of Australia).

Upon completion of the rights offering and Oversubscription Offer, we will issue New CDIs and Additional New CDIs (if applicable) directly to those Eligible Holders who have submitted valid applications with cleared funds for New CDIs and Additional New CDIs on or prior to 5:00 p.m., Australian Eastern Standard time, on the Closing Date. The CDI Registry will hold the funds we receive from subscribers until we complete, abandon or terminate the rights offering.

We will seek to honor applications for Additional New CDIs under the Oversubscription Offer in full. However, if there are insufficient Additional New CDIs available, Eligible Holders may be allocated fewer Additional New CDIs than they applied for. In such circumstances, we intend to scale back applications on a pro rata basis. Any decision made regarding the operation of a scale back will be made by the board of directors in its absolute discretion.

Any resulting shortfall after allocation of any Additional New CDIs to Eligible Holders who participated in the Oversubscription Offer, may, at the discretion of the board of directors, be allocated to third parties (in Australia and subject to applicable foreign securities laws, outside of Australia) no later than three (3) months following the closing date of the rights offering. Such third party investors may include our holders of common stock or CDI holders.

Some of our officers, employees and directors may solicit responses from holders of rights. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the subscriptions, but will be reimbursed for reasonable expenses.

We have agreed to pay the CDI Registry customary fees plus certain out-of-pocket expenses in connection with the rights offering. The fees of the CDI Registry are estimated to be approximately A$     (excluding out-of-pocket expenses and Australian GST). We are not paying any other commissions, underwriting fees or discounts in connection with the rights offering or subsequent re-offer.

Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this U.S. Prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 incorporated in this Prospectus by reference from the Airxpanders, Inc. Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to Airxpanders, Inc.’s ability to continue as a going concern, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

This U.S. Prospectus constitutes a part of a registration statement on Form S-1 which we have filed with the SEC under the Securities Act. This U.S. Prospectus does not contain all of the information included in the registration statement. Some parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the rights offered in the rights offering and the shares of common stock to be issued upon exercise of the rights. Statements contained in this U.S. Prospectus as to the contents of any contracts or other documents referred to in this U.S. Prospectus are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is now made. The registration statement, together with its exhibits and schedules, which we filed with the SEC may also be reviewed and copied at the public reference facilities of the SEC located at the address set forth above.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important business, financial and other information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this U.S. Prospectus. We incorporate by reference into this U.S. Prospectus the following documents which we have filed with the SEC pursuant to the Securities Exchange Act of 1934, or the Exchange Act:

1.	Our annual report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), filed with the SEC on February 27, 2019;

2.	The information specifically incorporated by reference in the Form 10-K from our proxy statement filed on Schedule 14A, filed with the SEC on April , 2019;

3.	Our current reports on Form 8-K filed with the SEC on February 19, 2019; and

4.	The description of our common stock contained in our Form 10/A, filed on July 17, 2017, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any statement incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this U.S. Prospectus to the extent that a statement contained in this U.S. Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this U.S. Prospectus modifies or supersedes that statement.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference in this U.S. Prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

AirXpanders, Inc.

Level 13, 41 Exhibition St

Melbourne VIC 3000

Australia

Attn: Australian Secretary

Telephone: 0410 442 393

In addition, you may access all of the above filings on our website at www.airxpanders.com. Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this U.S. Prospectus any of the information included on our website.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of our common stock being registered. All amounts are estimates except for the SEC registration fee.

SEC registration fee	$
Legal fees and expenses
Accounting fees and expenses
Printing and engraving expenses
CDI Registry fees and expenses
Miscellaneous fees and expenses
Total	$

Item 14.     Indemnification of Directors and Officers.

As permitted under Delaware General Corporation Law, the Registrant indemnifies its officers and directors for certain events or occurrences that happen by reason of their relationships with, or position held at the Registrant. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of our directors and officers to the maximum extent permitted by Delaware General Corporation Law.

 The Registrant has obtained and maintains director and officer liability insurance to indemnify its directors and officers against various liabilities its directors and officers may incur in his or her capacity as such. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that it will indemnify and advance expenses to any of its directors and officers who, by reason of the fact that he or she is one of the Registrant’s officers or directors, is involved in a legal proceeding of any nature. The Registrant will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by the Registrant in the Registrant’s name. Such indemnifiable expenses include, to the maximum extent permitted by law, advancement expenses, attorney’s fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests.

The Registrant has entered into indemnification agreements with its officers and directors to the extent permitted by law and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Registrant has been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Since April 14, 2016, we have issued the following securities that were not registered under the Securities Act:

1.

From April 14, 2016, to April 14, 2019, we granted stock options to purchase an aggregate of 19,126,258 shares of common stock at exercise prices ranging from $0.06 to $2.92 per share to a total of 179 employees, consultants and directors under our 2015 Equity Incentive Plan, in each case other than pursuant to our registration statements on Form S-8 filed with the Securities and Exchange Commission on August 11, 2017, May 3, 2018, and February 28, 2019. The grant to our President and CEO in October 2018 was granted outside of the Plan. Of the 19,126,258 options granted during this time period, 2,714,025 options were issued in connection with a stock option exchange program in December 2018.

2.

Of these options referred to in paragraph 1 immediately above, we issued 484,779 shares upon exercise of such options, which exercises were not pursuant to our registration statements on Form S-8 filed with the Securities and Exchange Commission on August 11, 2017, May 3, 2018, and February 28, 2019.

3.

In June 2016, we issued 8,771,930 shares of Common Stock in connection with an equity offering on the ASX. Our cash proceeds were approximately $14.1 million, net of issuance costs of approximately $0.7 million.

4.	In February 2017, we issued 16,304,348 shares of Common Stock in connection with an equity offering on the ASX. We raised a total of $32.6 million, net of issuance costs of approximately $1.5 million.

5.	In August 2017, we issued 277,778 warrants to purchase Common Stock at an exercise price of $1.62 per share in connection with $15.0 million loan agreement.

6.

In April 2018, we issued 277,778 warrants to purchase Common Stock at an exercise price of $0.32 per share in connection with the second amendment to the loan and security agreement to the $15.0 million loan and security agreement.

7.	In June 2018, we issued 116,476 shares of Common Stock in connection with the net exercise of warrants.

8.

In August 2018, we issued  69,631,488 shares of Common Stock in connection with a pro rata rights offering on the ASX. We raised a total of $10.2 million, net of issuance costs of approximately $1.2 million.

9.	In August and October 2018, we issued 20,441,183 shares of Common Stock in connection with a private placement. We raised a total of $3.3 million, net of issuance costs of approximately $0.1 million.

10.	In October 2018, we issued 3,333 shares of Common Stock in connection with the net exercise of warrants.

The offers, sales and issuances of the securities described in paragraphs 1 and 2 above were deemed to be exempt from registration under the Securities Act under Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

The offers, sales, and issuances of the securities described in paragraphs 3 and 4 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering or Regulation S as an offering made outside the United States. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

The offers, sales, and issuances of the securities described in paragraphs 5 and 6 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of its recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

The offers, sales, and issuances of the securities described in paragraphs 7 above were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) of the Securities Act.

 Item 16. Exhibits and Financial Statement Schedules.

		Incorporation by Reference
Exhibit No.	Exhibit Description	Form	File Number	Exhibit/Appendix Reference	Filing Date	Filed Herewith

3.1	Amended and Restated Certificate of Incorporation	10-12G	000-55781	3.1	May 1, 2017

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	10-Q	000-55781	3.2	October 31, 2018

3.3	Amended and Restated By-Laws	10-12G	000-55781	3.2	May 1, 2017

4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3	10-12G	000-55781	4.1	May 1, 2017

4.3	Warrant to Purchase Stock, dated February 28, 2011, between AirXpanders, Inc. and Oxford Finance Funding I, LLC	10-12G	000-55781	4.3	May 1, 2017

4.4	Warrant to Purchase Stock, dated January 31, 2013, between AirXpanders, Inc. and Oxford Finance LLC	10-12G	000-55781	4.4	May 1, 2017

4.5	Warrant to Purchase Shares of Series E Preferred Stock, dated January 16, 2014, between AirXpanders, Inc. and GE Capital Equity Investments, Inc.	10-12G	000-55781	4.5	May 1, 2017

4.6+	Form of Entitlement and Acceptance Form

5.1+	Opinion of Cooley LLP

10.1	2005 Equity Incentive Plan, as amended	10-12G	000-55781	10.1	May 1, 2017

10.2	Form of 2005 Equity Incentive Plan Stock Option Agreement	10-12G	000-55781	10.2	May 1, 2017

10.3	2015 Equity Incentive Plan and Australian Sub-Plan, as amended	10-12G	000-55781	10.3	May 1, 2017

10.4	Form of 2015 Equity Incentive Plan Stock Option Agreement	10-12G	000-55781	10.4	May 1, 2017

10.5	License Agreement, dated March 9, 2005, between AirXpanders, Inc. and Shalon Ventures, Inc.	10-12G	000-55781	10.7	May 1, 2017

10.6	First Amendment to License Agreement, dated March 9, 2009, between AirXpanders, Inc. and Shalon Ventures, Inc.	10-12G	000-55781	10.8	May 1, 2017

10.7	Second Amendment to License Agreement, dated January 9, 2012, between AirXpanders, Inc. and Shalon Ventures, Inc.	10-12G	000-55781	10.9	May 1, 2017

10.8	Third Amendment to License Agreement, dated January 15, 2014, between AirXpanders, Inc. and Shalon Ventures, Inc.	10-12G	000-55781	10.10	May 1, 2017

10.9	Standard Industrial Lease, dated July 14, 2010, between AirXpanders, Inc. and McCandless Limited	10-12G	000-55781	10.11	May 1, 2017

10.10	First Amendment to Lease, dated May 1, 2013, between AirXpanders, Inc. and McCandless Limited	10-12G	000-55781	10.12	May 1, 2017

10.11	Second Amendment to Lease, dated July 1, 2015, between AirXpanders, Inc. and McCandless Limited	10-12G	000-55781	10.13	May 1, 2017

10.12	Form of Indemnity Agreement between AirXpanders, Inc. and each of its directors and executive officers	10-K	000-55781	10.12	February 28, 2018

10.13*	Manufacturing and Supply Agreement, dated January 4, 2017, between AirXpanders, Inc. and Vention Medical Costa Rica, S.A.	10-12G/A	000-55781	10.15	June 16, 2017

10.14	Loan and Security Agreement between Registrant and Oxford Finance LLC dated August 4, 2017	10-Q	000-55781	10.1	August 9, 2017

10.15	Form of Warrants to Purchase Common Stock issued to Oxford Finance LLC on August 4, 2017	10-Q	000-55781	10.2	August 9, 2017

10.16	Offer Letter, as amended and restated on November 6, 2017, between AirXpanders, Inc. and Scott Murcray	10-Q	000-55781	10.3	November 9, 2017

10.17	Offer Letter, as amended and restated on November 21, 2017, between AirXpanders, Inc. and Scott Dodson	10-K	000-55781	10.17	February 28, 2018

10.18	Waiver and First Amendment to Loan and Security Agreement between Registrant and Oxford Finance LLC dated November 9, 2017	10-K	000-55781	10.18	February 28, 2018

10.19	Waiver and Second Amendment to Loan and Security Agreement between Registrant and Oxford Finance LLC dated April 26, 2018	10-Q	000-55781	10.1	July 31, 2018

10.20	Form of Warrants to Purchase Common Stock issued to Oxford Finance LLC on April 26, 2018	10-Q	000-55781	10.2	July 31, 2018

10.21	Amendment to Offer Letter Agreement between Company and Mr. Scott Murcray to April 10, 2018	10-Q	000-55781	10.3	July 31, 2018

10.22	Separation Agreement between Company and Mr. Scott Dodson dated April 19, 2018	10-Q	000-55781	10.4	July 31, 2018

10.23	Letter between Company and Mr. Frank Grillo dated June 9, 2018	10-Q	000-55781	10.5	July 31, 2018

10.24	Third Amendment to Loan and Security Agreement between Company and Oxford Finance LLC dated June 5, 2018	10-Q	000-55781	10.6	July 31, 2018

10.25	Waiver and Fourth Amendment to Loan and Security Agreement between Company and Oxford Finance LLC dated July 30, 2018	10-Q	000-55781	10.7	July 31, 2018

10.26	Form of Option Agreement between Company and Frank Grillo dated October 2018	10-K	000-55781	10.26	February 27, 2019

10.27	Form of Warrants to Purchase Common Stock issued to Oxford Finance LLC on September 7, 2018	10-K	000-55781	10.27	February 27, 2019

23.1	Consent of SingerLewak LLP Independent Registered Public Accounting Firm					X

23.2+	Consent of Cooley LLP (See Exhibit 5.1)

24.1	Power of Attorney (Contained on the Signature Page)					X

99.1+	Form of Entitlement and Acceptance Form (see Exhibit 4.6)

*	Confidential treatment has been granted for certain portions of this exhibit. Omitted information has been filed separately with the Securities and Exchange Commission.
+	To be filed by amendment

 Item 17. Undertakings.

 The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on this 18th day of April, 2019.

AIRXPANDERS

By:	/s/ Scott Murcray
Scott Murcray
Chief Financial Officer and Chief Operating Officer Duly Authorized Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint Francis Grillo and Scott Murcray, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Francis Grillo	Director, President and CEO	April 18, 2019
Francis Grillo	(Principal Executive Officer)

/s/ Scott Murcray	Chief Financial Officer and Chief Operating Officer	April 18, 2019
Scott Murcray	(Principal Financial and Accounting Officer)

/s/ Barry Cheskin	Chairman of the Board and Director	April 18, 2019
Barry Cheskin

/s/ Gregory Lichtwardt	Director	April 18, 2019
Gregory Lichtwardt

/s/ Elizabeth Hammack	Director	April 18, 2019
Elizabeth Hammack

/s/ Dennis Condon	Director	April 18, 2019
Dennis Condon

/s/ Zita Peach	Director	April 18, 2019
Zita Peach